EXECUTION COPY

LOAN AGREEMENT

dated as of
October 28, 2013
among
UNIVERSAL CORPORATION

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.
as Administrative Agent
SUNTRUST BANK
as Syndication Agent

and
AGFIRST FARM CREDIT BANK and FIFTH THIRD BANK
as Co-Documentation Agents

SUNTRUST ROBINSON HUMPHREY, INC. and J.P. MORGAN SECURITIES LLC as Joint Bookrunners and Joint Lead Arrangers

CH1 8172337v.9

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SECTION 9.14.	Releases of Subsidiary Guarantors	59
SECTION 9.15.	Interest Rate Limitation	59
SECTION 9.16.	No Advisory or Fiduciary Responsibility	60

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SCHEDULES:

Schedule 2.01 – Commitments
Schedule 3.05 – Material Litigation
Schedule 3.10 – Subsidiaries
Schedule 3.14 – Disclosed Environmental Matters

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Note Exhibit C – Form of Borrowing Request Exhibit D – [Intentionally Omitted]
Exhibit E – Form of Increasing Lender Supplement
Exhibit F – Form of Augmenting Lender Supplement
Exhibit G – List of Closing Documents
Exhibit H – Form of Subsidiary Guaranty
Exhibit I-1 – Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Not Partnerships)
Exhibit I-2 – Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Partnerships)
Exhibit I-3 – Form of U.S. Tax Certificate (Non-U.S. Participants That Are Not Partnerships)
Exhibit I-4 – Form of U.S. Tax Certificate (Non-U.S. Participants That Are Partnerships)
Exhibit J – Form of Officer’s Certificate Exhibit K – Form of Account Designation Letter

LOAN AGREEMENT (this “Agreement”) dated as of October 28, 2013 among UNIVERSAL CORPORATION, the LENDERS from time to time party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, SUNTRUST BANK, as Syndication Agent, and AGFIRST FARM CREDIT BANK and FIFTH THIRD BANK, as Co-Documentation Agents.
The parties hereto agree as follows:
Article I

Definitions
SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.
“ABR Loans” means ABR Term Loans.
“Account Designation Letter” means an account designation letter substantially in the form of Exhibit K.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Party” has the meaning assigned to such term in Section 9.01(d).
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate Commitments of all Lenders; provided that in the case of Section 2.21 when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in the calculation. If the Commitments have terminated or expired, the Applicable Percentage of any Lender shall be a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Lenders, giving effect to any Lender’s status as a Defaulting Lender at the time of determination.
“Applicable Rate” means, for any day, with respect to any Eurodollar Term Loan or any ABR Term Loan, as the case may be, the applicable rate per annum set forth below under the caption “Applicable Margin for Eurodollar Spread “ or “Applicable Margin for ABR Spread”, as the case may be, based upon the Total Leverage Ratio applicable on such date:

	Total Leverage Ratio	Applicable Margin for Eurodollar Spread	Applicable Margin for ABR Spread
Category 1:	< 1.25 to 1.00	1.50%	0.50%
Category 2:	> 1.25 to 1.00 but < 1.75 to 1.00	1.75%	0.75%
Category 3:	> 1.75 to 1.00 but < 2.25 to 1.00	2.00%	1.00%
Category 4:	> 2.25 to 1.00 but < 2.75 to 1.00	2.25%	1.25%
Category 5:	> 2.75 to 1.00	2.50%	1.50%

For purposes of the foregoing,
(i) if at any time the Borrower fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, Category 5 shall be deemed applicable for the period commencing three (3) Business Days after the required date of delivery and ending on the date that is three (3) Business Days after the Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;
(ii) adjustments, if any, to the Category then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and
(iii) notwithstanding the foregoing, Category 1 shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable Financials for the Borrower’s fiscal quarter ending on or about December 31, 2013 and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs; provided, however, that if any Financials demonstrate that Category 2, 3, 4 or 5 would be applicable pursuant to the paragraph above, then Category 2, 3, 4 or 5, as the case may be, shall be applicable in accordance with the paragraph above.
“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Augmenting Lender” has the meaning assigned to such term in Section 2.20.
“Banking Services” means each and any of the following bank services provided to the Borrower or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
“Banking Services Agreement” means any agreement entered into by the Borrower or any Subsidiary in connection with Banking Services.
“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following with respect to such Person: (i) a court or governmental agency having jurisdiction in the premises shall (A) enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or (B) appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of such Person or for any substantial part of its Property, or (C) order the winding up or liquidation of its affairs; (ii) there shall be commenced against such Person (A) an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or (B) any case, proceeding, or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of such Person or for any substantial part of its Property, or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding, or other action shall remain undismissed, undischarged, or unbonded for a period of sixty (60) consecutive days; or (iii) (A) such Person shall (w) commence a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, (x) consent to the entry of an order for relief in an involuntary case under any such law, (y) consent to the appointment or taking possession, by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of such Person of any substantial part of its Property, or (z) make any general assignment for the benefit of creditors, or (B) the board of directors of such Person shall authorize such Person to take any of the actions set forth in subsection (A); or (iv) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means Universal Corporation, a Virginia corporation.
“Borrowing” means Term Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollars in the London interbank market.
“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal, or mixed) by that Person as lessee that, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests, and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.
“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means (a) any Person or two or more Persons acting in concert shall have acquired “beneficial ownership,” directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or control over, Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 25% or more of the combined voting power of all Voting Stock of the Borrower, or (b) during any period of up to 24 consecutive months, commencing after the Effective Date, individuals who at the beginning of such 24 month period were directors of the Borrower (together with any new directors whose election by the Borrower’s Board of Directors or whose nomination for election by the Borrower’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Borrower then in office. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the SEC under the Securities Act of 1934.
“Code” means the Internal Revenue Code of 1986.
“Co-Documentation Agent” means each of AgFirst Farm Credit Bank and Fifth Third Bank in its capacity as co-documentation agent for the credit facility evidenced by this Agreement.
“Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make Term Loans on the Effective Date as set forth on Schedule 2.01 or in the most recent Assignment Agreement or other documentation contemplated hereby executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Term Loans on the Effective Date, which aggregate commitment shall be $175,000,000 on the date of this Agreement. After advancing the initial Term Loan, each reference to a Lender’s Commitment shall refer to that Lender’s Applicable Percentage of the Term Loans.
“Committed Inventory” means tobacco inventories for which the Borrower has received a Confirmed Order.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning assigned to such term in Section 9.01(d).
“Confirmed Order” means an order by a customer (other than an Affiliate of the Borrower) that has been accepted in the ordinary course of business by representatives of the Borrower or an Affiliate of the Borrower and recorded on the inventory records of such Affiliate or the Borrower.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Accumulated Other Comprehensive Income” means, for the Consolidated Group, at any time, the accumulated change in shareholders’ equity of the Borrower caused by the recognition of other comprehensive income as defined in accordance with GAAP applied on a consistent basis.
“Consolidated Average Committed Inventory” means the quotient obtained by dividing (i) the sum of the Committed Inventory of the Consolidated Group as of the end of each of the preceding four fiscal quarters by (ii) four (4).
“Consolidated Average Customer Advances and Deposits” means the quotient obtained by dividing (i) the sum of the Customer Advances and Deposits of the Consolidated Group as of the end of each of the preceding four fiscal quarters by (ii) four (4).
“Consolidated Average Total Indebtedness” means the quotient obtained by dividing (i) the sum of the total Indebtedness of the Consolidated Group as of the end of the preceding four fiscal quarters by (ii) four (4).
“Consolidated EBITDA” means, for any fiscal period of the Borrower, the sum of (i) Consolidated Net Income for such period, plus (ii) the aggregate amount of the depreciation expense and amortization expense for such period to the extent deducted in determining Consolidated Net Income, plus (iii) the consolidated income tax expense for such period deducted in determining Consolidated Net Income, plus (iv) the interest expense for such period (including, without limitation, the interest component of payments under Capital Leases) deducted in determining Consolidated Net Income, minus (v) any extraordinary items of non-recurring gain included in Consolidated Net Income for such period, minus (vi) any minority interests, plus (vii) an add-back for potential impairment, restructuring charges or any extraordinary and non-recurring non-cash charges, in each case, as determined in accordance with GAAP, (viii) an add-back for non-cash charges related to the Borrower’s stock compensation plan determined for the Consolidated Group on a consolidated basis in accordance with GAAP, and (ix) an add-back of up to $49,000,000 for the accrual or expensing of any European Union fine in connection with Italian market practices. Notwithstanding the foregoing, Consolidated EBITDA shall include those amounts of income tax expense, interest expense and depreciation and amortization expense netted into one line item on the income statement of the Borrower as a result of reporting “discontinued operations” on such income statement.
“Consolidated Group” means the Borrower and its consolidated subsidiaries as determined in accordance with GAAP.
“Consolidated Net Income” means for any period for the Consolidated Group, net income on a consolidated basis determined in accordance with GAAP applied on a consistent basis.
“Consolidated Tangible Net Worth” means, for the Consolidated Group at any time, Consolidated Total Tangible Assets, minus Consolidated Total Liabilities, plus the Consolidated Accumulated Other Comprehensive Income that results in a reduction to shareholders’ equity, if any, and minus the Consolidated Accumulated Other Comprehensive Income that results in an increase to shareholders’ equity, if any, as determined on a consolidated basis in accordance with GAAP applied on a consistent basis; provided that notwithstanding the foregoing, neither (i) Convertible Preferred Securities nor (ii) any “right of use” asset or similar intangible that would have been accrued rental lease expense under GAAP as in effect on the Effective Date shall be subtracted in determining “Consolidated Tangible Net Worth”.
“Consolidated Total Indebtedness” means, for the Consolidated Group at any time, (a) Consolidated Average Total Indebtedness minus (b) fifty percent (50%) of Consolidated Average Committed Inventory plus (c) fifty percent (50%) of Consolidated Average Customer Advances and Deposits.
“Consolidated Total Liabilities” means for the Consolidated Group at any time, total liabilities determined on a consolidated basis in accordance with GAAP applied on a consistent basis.
“Consolidated Total Tangible Assets” means, for the Consolidated Group at any time, consolidated total assets minus (i) goodwill and (ii) other items properly classified as “intangible assets”, in each case as determined on a consolidated basis in accordance with GAAP applied on a consistent basis.
“Convertible Preferred Securities” means up to 220,000 shares of 6.75% Convertible Perpetual Preferred Stock (liquidation preference $1000 per share) in the aggregate principal amount of up to $220,000,000, of which 200,000 shares were issued by the Borrower on March 21, 2006.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.
“Customer Advances and Deposits” means funds received by the Borrower from customers that are recorded as “Customer Advances and Deposits” on the Borrower’s financial statements.
“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be paid, to pay over to the Administrative Agent or any other Lender any amount required to be paid by it hereunder, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition to such payment (specifically identified and including the particular condition, if any) has not been satisfied or (b) has become the subject of a Bankruptcy Event; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a

Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.
“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.
“Effective Date” means the date hereof.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Environmental Laws” means any and all applicable foreign, federal, state, local, or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority, or other Requirement of Law (including common law) regulating, relating to, or imposing liability or standards of conduct concerning protection of human health from exposure to any Materials of Environmental Concern or the environment, as now or may at any time be in effect during the term of this Agreement.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.
“ERISA Affiliate” means an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group that includes the Borrower and that is treated as a single employer under Sections 414(b) or (c) of the Code.

“ERISA Event” means (i) with respect to any Single Employer Plan or Multiple Employer Plan, the occurrence of a Reportable Event; (ii) the withdrawal by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the complete or partial withdrawal of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate from a Multiemployer Plan or the receipt by the Borrower, any Subsidiary, or any ERISA Affiliate that a Multiemployer Plan is in reorganization; (vii) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Plan; or (vii) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.
“Eurodollar”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.
“Eurodollar Loans” mean Eurodollar Term Loans.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant of a security interest to secure, such Specified Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the guarantee of such Loan Party, or such grant of a security interest, becomes or would become effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such guarantee is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:
(a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Connection Income Taxes;
(b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except, in each case, to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender becomes a party hereto or to such Lender immediately before it changes its lending office;

(c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f); and
(d) any U.S. Federal withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Borrower and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b).
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Increasing Lender” has the meaning assigned to such term in Section 2.20.
“Incremental Term Loan” has the meaning assigned to such term in Section 2.20.
“Incremental Term Loan Effective Date” has the meaning assigned to such term in Section 2.20.
“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all principal obligations of such Person evidenced by bonds, debentures, notes, or similar instruments upon which interest payments are customarily made, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary indemnities or reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade letters of credit, trade debt and accounts payable to trade creditors for goods and services incurred in the ordinary course of business and due within one (1) year of the incurrence thereof, which shall not constitute Indebtedness for purposes of this clause (iv)) that would appear as liabilities on a balance sheet of such Person, (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent, or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided, that for purposes hereof the amount of such Indebtedness shall be limited to the greater of (A) the amount of such Indebtedness as to which there is recourse to such Person and (B) the fair market value of the property that is subject to the Lien, (vi) all Support Obligations of such Person, (vii) the principal portion of all obligations of such Person under Capital Leases, (viii) the maximum outstanding amount of all standby letters of credit (excluding (a) performance letters of credit and trade letters of credit, (b) letters of credit issued in connection with Customer Advances and Deposits and (c) other letters of credit with a face amount not in excess of $250,000, so long as the aggregate amount of all such letters of credit excluded pursuant to this clause (c) does not exceed $5,000,000 in aggregate) issued or bankers’ acceptances created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (ix) the outstanding attributed principal amount under any securitization financing program of such Person, and (x) the principal balance outstanding under any synthetic lease or tax retention operating lease to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; excluding, for all purposes hereof, all contingent liabilities from (1) pre-export farmer financing in Brazil, (2) letters of credit, support obligations or other similar obligations with respect to the obligations of the Polish government, and (3) post-export financing in Zimbabwe, each in an aggregate outstanding principal amount consistent with past practices of the Borrower. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such Indebtedness. Notwithstanding the foregoing, “Indebtedness” shall exclude the Convertible Preferred Securities.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.
“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.
“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or such other period as is requested by the Borrower and is reasonably acceptable to the Administrative Agent and the Lenders), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of, or the making of any capital contribution to, any other Person or any agreement to make any such acquisition, (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), and (c) the entering into of any Supporting Obligation of, or other contingent obligations with respect to, Indebtedness or other liabilities of any other Person.
“IRS” means the United States Internal Revenue Service.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period, the London interbank offered rate administered by the British Bankers Association (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the LIBO Rate for such Interest Period shall be the Interpolated Rate; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 2.14.

“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority, or charge of any kind (including any conditional sale or other title retention agreement, and any financing lease having substantially the same effect as any of the foregoing).
“Loan Documents” means this Agreement, any promissory notes issued pursuant to Section 2.10(e) of this Agreement, any Subsidiary Guaranty, the Fee Letter and any agreement or supplement executed by a Loan Party pursuant to Section 5.09. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits, or schedules thereto, and all amendments, restatements, supplements, or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Parties” means, collectively, the Borrower and the Subsidiary Guarantors.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.
“Material Domestic Subsidiary” means any Domestic Subsidiary that owns unencumbered operating assets as of the Effective Date or as of the end of the most recent fiscal year thereafter in excess of ten percent (10%) of the Consolidated Total Tangible Assets. In making the foregoing determination, the percentage ownership interest in a Subsidiary held by the Borrower or any of its Subsidiaries shall be applied to the value of unencumbered operating assets held by such Subsidiary and the resulting value shall be used to determine the percentage of the Consolidated Total Tangible Assets held by such Subsidiary.
“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials, or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, and urea-formaldehyde insulation.
“Maturity Date” means October 28, 2018.
“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA.
“Multiple Employer Plan” means a Plan that the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate and at least one employer other than the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate are contributing sponsors.
“Non-U.S. Lender” means a Lender that is not a U.S. Person.
“Obligations” means (i) all unpaid principal of and accrued and unpaid interest on the Loans, (ii) all accrued and unpaid fees due pursuant to the Loan Documents, and (iii) all expenses, reimbursements, indemnities, and other obligations, liabilities and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership, or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of any of the Borrower and its Domestic Subsidiaries to any of the Lenders, the Administrative Agent, or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any instruments at any time evidencing any thereof; provided that the definition of “Obligations” shall not create or include any guarantee by any Loan Party of any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).
“Participant” has the meaning set forth in Section 9.04.
“Participant Register” has the meaning set forth in Section 9.04(c).
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereof.
“Permitted Liens” means:
(a) Liens existing on the Effective Date;
(b) Liens securing indebtedness owing by any Subsidiary to the Borrower, any other Loan Party, or a Significant Subsidiary;
(c) Liens on assets of any Person existing at the time such Person becomes a Subsidiary;
(d) Liens on assets existing at the time of acquisition thereof; provided, that such Lien shall not extend to any other property of the Borrower, any other Loan Party, or a Significant Subsidiary;
(e) Liens to secure indebtedness incurred or guaranteed by the Borrower or a Subsidiary to finance the purchase price of land, buildings or equipment, or improvements to or construction of land, buildings, or equipment, which indebtedness is incurred or guaranteed prior to, at the time of, or within 180 days after such acquisition (or in the case of real property, completion of such improvement or construction or commencement of full operation of such property, whichever is later); provided that such Lien shall extend only to the asset to be acquired or improved with such financing;
(f) Liens on any assets of a Person existing at the time such Person is merged into or consolidated with a Loan Party or a Significant Subsidiary; provided, that such Lien shall not extend to any other property of any Loan Party or a Significant Subsidiary;
(g) easements, zoning restrictions, encroachments, rights-of-way, leases, subleases and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations;
(h) statutory, common law and contractual rights of set-off and other similar rights as to deposits of cash, securities and other financial assets in favor of banks, other depositary institutions and brokerage institutions;
(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation or exportation of goods in the ordinary course of business;
(j) Liens that are contractual rights of set-off contained in purchase orders entered into with customers in the ordinary course of business;
(k) Liens arising on the subject property under non-exclusive licensing agreements and leases (including sub-leases) entered into by any Loan Party or any Subsidiary as licensor or lessor but not securing any Indebtedness and not materially interfering with the conduct of the business of the Borrower or any Subsidiary;
(l) Liens for Taxes not delinquent or which are being contested in good faith by appropriate proceedings and for which any reserves required by GAAP have been established;
(m) Liens arising in connection with Capital Leases; provided that no such Lien shall extend to or cover any assets other than the assets subject to the applicable Capital Leases;
(n) Liens on any assets in favor of the United States of America or any State thereof, or in favor of any other country, or political subdivision thereof and created to secure (i) payments pursuant to any contract or statute; or (ii) any indebtedness incurred or guaranteed by a Loan Party or any Significant Subsidiary to finance the purchase price (or in the case of real property, the cost of construction) of the assets subject to any such Lien (including, but not limited to, Liens incurred in connection with pollution control, industrial revenue, or similar finances);
(o) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics, suppliers, carriers, landlords, warehousemen, materialmen, repairmen, and other like Persons;
(p) Liens incurred or deposits made in the ordinary course of business (i) in connection with worker’s compensation, unemployment insurance, social security, and other like laws, or (ii) to secure the performance of letters of credit, bids, sales or trade contracts, government contracts, leases, statutory obligations, utilities, surety, appeal and performance bonds, and other similar obligations, in each case not incurred in connection with the borrowing of money, or the payment of the deferred purchase price of property;

(q) Liens securing attachments, judgments, decrees and other similar proceedings (or appeal or other surety bonds relating to such judgments, or decrees); provided that execution and other enforcement of judgment or attachment are effectively stayed and all claims that the Liens secure are being actively contested in good faith and by appropriate proceedings;
(r) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;
(s) Liens arising in the ordinary course of the business or incidental to the conduct of such business or the ownership of the assets of a Loan Party or any Significant Subsidiary which Liens arise out of transactions involving the sale or purchase of goods or services and that do not, in the opinion of the Borrower, materially impair the use of such assets in the operations of the business of the Loan Parties or such Significant Subsidiary;
(t) Liens arising out of sale and lease-back transactions not prohibited by Section 6.03;
(u) Liens other than those described in clause (a) through (q) above provided the sum of (i) the aggregate principal amount secured thereby at any time outstanding and (ii) the aggregate amount of sale and lease-back transactions at any time outstanding, measured as provided in Section 6.03 and consummated after September 30, 2011, does not exceed Fifty Million Dollars ($50,000,000);
(v) customary liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business and which are within the general parameters customary in the industry securing obligations under Swap Agreements; and
(w) any extension, renewal, or replacement (or successive extensions, renewals, or replacements) in whole or in part, of any Lien referred to in the foregoing paragraphs (a) to (r), inclusive.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) that is covered by ERISA and with respect to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Pro Forma Basis” means, with respect to any event, that the Borrower is in compliance on a pro forma basis with the applicable covenant, calculation or requirement herein recomputed as if the event with respect to which compliance on a Pro Forma Basis is being tested had occurred on the first day of the four fiscal quarter period most recently ended on or prior to such date for which financial statements have been delivered pursuant to Section 5.01.
“Property” means any interest in any kind of property or asset, whether real, personal, or mixed, or tangible or intangible.

“Recipient” means, as applicable, (a) the Administrative Agent and (b) any Lender.
“Register” has the meaning set forth in Section 9.04.
“Regulation T, U, or X” means Regulation T, U, or X, respectively, of the Board the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.
“Required Lenders” means, at any time, Lenders having Loans representing more than 50% of the sum of the aggregate outstanding principal amount of all of the Loans at such time.
“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to and binding upon such Person or to which any of its material property is subject.
“Responsible Officer” means any of the Chief Financial Officer, the Controller, any Vice President, and the Treasurer.
“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person in connection with a lease of such property or asset by such Person as lessee; provided, however, any such sale and leaseback that occurs within 180 days of acquisition of such property or asset (or in the case of real property, completion of such improvement or construction or commencement of full operation of such property, whichever is later) shall not be considered to be a sale and leaseback.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions in which such Sanctions apply to all Persons in such country or territory (for example, Cuba) as opposed to Sanctions applicable to Persons listed in any Sanctions-related list.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
“SEC” means the United States Securities and Exchange Commission.
“Significant Subsidiary” means each corporation organized under the laws of the United States of America or Brazil, or any political subdivision of either, that is now or hereafter becomes a consolidated Subsidiary and any other consolidated Subsidiary that (i) as of the end of any of the three (3) then most recently ended fiscal years of the Borrower owns assets determined on a consolidated basis for such Subsidiary and its Subsidiaries constituting more than 10% of the total assets of the Consolidated Group taken as a whole determined on a consolidated basis as of the end of the same fiscal year and (ii) has during any of the three (3) then most recently ended fiscal years of the Borrower, net income determined on a consolidated basis for such Subsidiary and its Subsidiaries in excess of 10% of the net income of the Consolidated Group taken as a whole determined on a consolidated basis for the same fiscal year.
“Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan or a Multiple Employer Plan.
“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinated Indebtedness” means any Indebtedness of the Borrower or any Subsidiary the payment of which is subordinated to payment of the obligations under the Loan Documents.
“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company, or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors or other managers of such corporation, partnership, limited liability company, or other entity (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) are at the time owned by such Person directly or indirectly through Subsidiaries. Unless otherwise identified, “Subsidiary” or “Subsidiaries” shall mean Subsidiaries of the Borrower.
“Subsidiary Guarantor” means each Material Domestic Subsidiary that is a party to the Subsidiary Guaranty. There are no Subsidiary Guarantors on the Effective Date.
“Subsidiary Guaranty” means that certain Guaranty in the form of Exhibit H (including any and all supplements thereto) and executed by each Subsidiary Guarantor, as amended, restated, supplemented or otherwise modified from time to time.
“Support Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than indemnities and endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to lease or purchase Property, securities, or services primarily for the purpose of assuring the holder of such Indebtedness, or (iii) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Support Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Support Obligation is made.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
“Syndication Agent” means SunTrust Bank in its capacity as syndication agent for the credit facility evidenced by this Agreement.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loans” means (i) the Term Loan made pursuant to Section 2.01 on the Effective Date and (ii) the Incremental Term Loans made pursuant to Section 2.20 on the applicable Incremental Term Loan Effective Date.
“Total Leverage Ratio” has the meaning assigned to such term in Section 5.07(a).
“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(D)(2).
“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.
“Withholding Agent” means any Loan Party and the Administrative Agent.
SECTION 1.02.    Classification of Loans and Borrowings.
For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).
SECTION 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding the foregoing, all liabilities under or in respect of any lease (whether now outstanding or at any time entered into or incurred) that, under GAAP as in effect on the Effective Date, would be accrued as rental and lease expense and would not constitute a capital lease obligation in accordance with GAAP as in effect on the Effective Date shall continue to not constitute a capital lease obligation, in each case, for purposes of the covenants set forth herein and all defined terms as used therein.
SECTION 1.05.     Status of Obligations. In the event that the Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.
ARTICLE II

The Credits
SECTION 2.01.    Commitments. Subject to the terms and conditions set forth herein, each Lender with a Commitment agrees to make a Term Loan to the Borrower in Dollars on the Effective Date, in an amount equal to such Lender’s Commitment by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.
SECTION 2.02.    Loans and Borrowings. (a)     Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings (unless the Borrower executes a funding indemnity letter in form and substance reasonably satisfactory to the Administrative Agent) but may be converted into Eurodollar Borrowings in accordance with Section 2.08. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of four (4) Eurodollar Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Loans other than the initial Loans on the Effective Date and shall not be entitled to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03.    Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request substantially in the form attached as Exhibit C hereto and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04.    Intentionally Omitted.
SECTION 2.05.    Intentionally Omitted.
SECTION 2.06.    Intentionally Omitted.
SECTION 2.07.    Funding of Borrowings. (a)    Each Lender shall make the Loan to be made by it hereunder on the Effective Date by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to a general deposit account of the Borrower as designated by the Borrower in the applicable Account Designation Letter.
(b)     Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative

Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.08.    Interest Elections.
(a)    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to elect an Interest Period for Eurodollar Loans that does not comply with Section 2.02(d).
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.09.    Termination of Commitments. Unless previously terminated, the Commitments shall terminate at 4:00 p.m. (New York City time) on the Effective Date.
SECTION 2.10.    Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Loans on the Maturity Date.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and substantially in the form attached as Exhibit B hereto. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
SECTION 2.11.    Prepayment of Loans. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is delivered by the Borrower which states that such notice is conditioned upon the effectiveness of other credit facilities, then such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each voluntary prepayment of a Borrowing shall be applied ratably to the Term Loans outstanding at such time and included in the prepaid Borrowing in such order of application as directed by the Borrower. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.
SECTION 2.12.    Fees. (a)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(b)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.13.    Interest. (a)    The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.14.    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a)    the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
SECTION 2.15.    Increased Costs. (a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);
(ii)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or participation therein; or
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Recipient of making or maintaining any Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Recipient hereunder, whether of principal, interest or otherwise, then the Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.
(b)    If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section (and setting forth in reasonable detail the manner in which such amount or amounts have been determined) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11 and is revoked in accordance therewith, other than, in the case of any Lender, as a result of the failure of such Lender to make a Loan) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
SECTION 2.17.    Taxes. (a)    Withholding of Taxes; Gross-Up. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and if such Tax is an Indemnified Tax, then the amount payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholding applicable to additional amounts payable under this Section), the applicable Recipient receives an amount equal to the amount it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts paid or payable under this Section 2.17(d)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within ten (10) days after the Recipient delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
(f)    Status of Lenders. (i)    Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A) through (E) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and either update the form or certification if it is legally eligible to do so or notify the Borrower that it is legally ineligible to do so.

(ii)    Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to the Borrower shall, if it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower or the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed originals of whichever of the following is applicable:
(A)     in the case of a Lender that is a U.S. Person, executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(C)    in the case of a Non-U.S. Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, executed originals of IRS Form W-8ECI;
(D)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) executed originals of IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit I (a “U.S. Tax Certificate”) to the effect that such Non-U.S. Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;
(E)    in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) executed originals of IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or
(F)    any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.
(iii)    If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower and the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.
(h)    For purposes of this Section 2.17, the term “applicable law” includes FATCA.
(i)    Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 2.18.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., New York City time on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, 7th Floor, Chicago, Illinois 60603, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)    [intentionally omitted]
(d)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(e)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the relevant Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(f)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
SECTION 2.19.    Mitigation Obligations; Replacement of Lenders. (a)    If any Lender requests compensation under Section 2.15, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 2.20.    Incremental Term Loans. The Borrower may from time to time elect to enter into one or more tranches of term loans (each an “Incremental Term Loan”) in a minimum amount of $10,000,000 and increments of $5,000,000 in excess thereof so long as, after giving effect thereto, the aggregate amount of all such Incremental Term Loans does not exceed $75,000,000. The Borrower may arrange for any such tranche of Incremental Term Loans to be provided by one or more Lenders (but excluding (i) the Borrower or any of its Subsidiaries or Affiliates or (ii) a natural person) (each Lender so agreeing to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”); provided that (i) each Augmenting Lender, shall be subject to the approval of the Borrower and the Administrative Agent and (ii) (x) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit E hereto, and (y) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit F hereto. No consent of any Lender (other than the Lenders participating in any Incremental Term Loan) shall be required for any Incremental Term Loans pursuant to this Section 2.20. Incremental Term Loans created pursuant to this Section 2.20 shall be made to the Borrower pursuant to this Section 2.20 and shall become effective on the date (any such effective date, an “Incremental Term Loan Effective Date”) agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and, in each case, the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no tranche of Incremental Term Loans shall become effective under this paragraph unless, (i) on the Incremental Term Loan Effective Date of such Incremental Term Loans, (A) unless waived by the Required Lenders, the Administrative Agent shall have received a certificate dated such date and executed by a Financial Officer of the Borrower certifying that (1) the representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects (or in all respects if such representation or warranty is qualified by materiality or Material Adverse Effect) on such date (unless such representation and warranty relates to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (2) at the time and after giving effect to such Incremental Term Loans, no Default or Event of Default shall have occurred and be continuing and (B) the Borrower shall be in compliance (on a Pro Forma Basis reasonably acceptable to the Administrative Agent) with the covenants contained in Section 6.12 and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such Incremental Term Loan. On the Incremental Term Loan Effective Date of any Incremental Term Loans, each relevant Increasing Lender and Augmenting Lender participating in such tranche of Incremental Term Loans shall make such Incremental Term Loans to the Borrower in Dollars by making such amounts available to the Administrative Agent’s designated account in immediately available funds not later than the time specified by the Administrative Agent. The Incremental Term Loans (a) shall rank pari passu in right of payment with the initial Term Loans and any other Incremental Term Loans, (b) shall mature on the Maturity Date and not have any amortization and (c) shall be deemed to be Term Loans hereunder and shall be subject to the terms and conditions of, and shall be evidenced by, this Agreement. Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to provide Incremental Term Loans at any time.
SECTION 2.21.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provision shall apply for so long as such Lender is a Defaulting Lender: the Commitment of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that, except as otherwise provided in Section 9.02, the foregoing shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby.
In the event that the Administrative Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall cease to be a Defaulting Lender.
ARTICLE III

Representations and Warranties
The Borrower represents and warrants to the Lenders that:
SECTION 3.01.    Financial Condition; No Material Adverse Change. (a) Each of the financial statements described below (copies of which have heretofore been provided to the Administrative Agent for distribution to the Lenders), have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, are complete and correct in all material respects and present fairly the financial condition and results from operations of the entities and for the periods specified, subject in the case of interim company-prepared statements to normal year-end adjustments:
(i)    audited financial statements of the Borrower and its consolidated subsidiaries dated as of March 31, 2013, including related statements of income and cash flows certified by Ernst & Young LLP, certified public accountants; and

(ii)    unaudited quarterly financial statements of the Borrower and its consolidated subsidiaries for the quarter ended June 30, 2013, including related statements of income and cash flows for such period.
(e)    The three-year financial and operations projections of the Borrower and its subsidiaries have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made.
(f)    Since March 31, 2013, there has been no material adverse change in the business, assets, operations or financial condition of the Borrower and its subsidiaries taken as a whole.
SECTION 3.02.    Organization; Existence. Each Loan Party and each Significant Subsidiary (a) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other necessary power and authority and the legal right to own and operate its property, to lease the property it operates as lessee, and to conduct the business in which it is currently engaged, and (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease, or operation of property or the conduct of its business requires such qualification, other than where the failure to be so qualified and in good standing would not, in the aggregate, have a Material Adverse Effect.
SECTION 3.03.    Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other necessary power and authority, and the legal right, to make, deliver, and perform the Loan Documents to which it is a party and has taken all necessary corporate or other action to authorize the execution, delivery, and performance by it of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with acceptance of extensions of credit by the Borrower or the making of the guaranties hereunder or with the execution, delivery, or performance of any Loan Documents by the Loan Parties (other than those that have been obtained, such filings as are required by the SEC (or the laws, rules, and regulations administered by it), and to fulfill other reporting requirements with Governmental Authorities) or with the validity or enforceability of any Loan Document against the Loan Parties. Each Loan Document to which it is a party constitutes a valid and legally binding obligation of such Loan Party enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
SECTION 3.04.    Conflict. The execution, delivery, and performance of the Loan Documents, the borrowings hereunder and the use of the proceeds of the Loans will not (a) violate any Requirement of Law applicable to the Borrower, any Subsidiary Guarantor, or any Significant Subsidiary (except those as to which waivers or consents have been obtained), (b) conflict with, result in a breach of or constitute a default under (i) the articles of incorporation, bylaws, or other organizational documents of such Loan Party, (ii) any material indenture, agreement, or other instrument to which such Loan Party is a party or by which any of its properties may be bound, or (iii) any approval of any Governmental Authority applicable to such Loan Party, or (c) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law.
SECTION 3.05.    No Material Litigation. Except as set forth on Schedule 3.05, no claim, litigation, investigation, or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of a Responsible Officer of the Loan Parties, threatened in writing by or against any Loan Party or any Significant Subsidiary or against any of their respective properties (a) that relates to the Loan

Documents or any of the transactions contemplated hereby or thereby or (b) as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, is reasonably likely to have a Material Adverse Effect.
SECTION 3.06.    No Default. No Default or Event of Default has occurred and is continuing.
SECTION 3.07.    Taxes. Except as otherwise disclosed in the audited financial statements delivered pursuant to Section 5.01, each Loan Party and each Significant Subsidiary has filed or caused to be filed all United States federal income tax returns and all other material tax returns that, to the knowledge of a Responsible Officer of the Loan Parties, are required to be filed and has paid (a) all taxes shown to be due and payable on said returns or (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other taxes, fees, or other charges imposed on it or any of its property by any Governmental Authority (other than any (i) taxes, fees, or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees, or other charges the amount or validity of which are currently being contested and with respect to which reserves in conformity with GAAP have been provided on the books of such Person).
SECTION 3.08.    ERISA.
Except as is not reasonably likely to have a Material Adverse Effect:
(a)    (i) No ERISA Event has occurred, and, to the best knowledge of the Loan Parties, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan (other than a Multiemployer Plan) and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan (other than a Multiemployer Plan); (iii) each Plan (other than a Multiemployer Plan) has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; (iv) each Plan (other than a Multiemployer Plan) that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or an application for such a letter is currently being processed by the Internal Revenue Service with respect thereto and, to the best knowledge of the Loan Parties, nothing has occurred that would prevent, or cause the loss of, such qualification, and (v) no lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.
(b)    The actuarial present value of all “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under each Single Employer Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, in accordance with Financial Accounting Standards Board Statement No. 87, utilizing the actuarial assumptions used in such Plan’s most recent actuarial valuation report), did not exceed as of such valuation date the fair market value of the assets of such Plan allocated to such accrued liabilities.
(c)    No member of the Consolidated Group nor any ERISA Affiliate has incurred, or, to the best knowledge of the Loan Parties, could be reasonably expected to incur, any liability under Title IV of ERISA (other than the obligation to pay PBGC premiums in accordance with Subtitle A thereof) with respect to any Single Employer Plan, or any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. No member of the Consolidated Group nor any ERISA Affiliate would become subject to any withdrawal liability under ERISA if any member of the Consolidated Group or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No member of the Consolidated Group nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Loan Parties, reasonably expected to be in reorganization, insolvent, or terminated. No member of the Consolidated Group nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
(d)    No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan that has subjected or may subject any member of the Consolidated Group or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any member of the Consolidated Group or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability. There are no pending, or to the best knowledge of the Loan Parties, threatened claims, actions, or lawsuits, or action by any Governmental Authority, with respect to any Plan.
(e)    No member of the Consolidated Group nor any ERISA Affiliate has any material liability with respect to “expected post-retirement benefit obligations” within the meaning of the Financial Accounting Standards Board Statement No. 106. Each Plan that is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.
SECTION 3.09.    Governmental Regulations, Etc.
(f)    No part of the proceeds of the Loans hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U, or for the purpose of purchasing or carrying or trading in any securities. No indebtedness being reduced or retired out of the proceeds of the Loans hereunder was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any “margin security” within the meaning of Regulation T. “Margin stock” within the meaning of Regulation U does not constitute more than 25% of the value of the consolidated assets of the Borrower and its Subsidiaries. Neither the execution and delivery hereof by the Borrower, nor the performance by it of any of the transactions contemplated by this Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation T, U, or X.
(g)    None of the Loan Parties is registered as an “investment company” or required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.
SECTION 3.10.    Subsidiaries. As of the Effective Date only, Schedule 3.10 constitutes a list of all the Subsidiaries of the Loan Parties that are required to be disclosed in the Borrower’s filings with the SEC pursuant to Regulation S-K as of such date (including a list of the Material Domestic Subsidiaries of the Borrower, if any, as of such date), the jurisdiction of their incorporation and the direct or indirect ownership interest of the Borrower therein.
SECTION 3.11.    Purpose of Loans. The Loans will be used (a) to refinance certain existing Indebtedness, (b) to provide general working capital, or (c) for other general corporate purposes.

SECTION 3.12.    Compliance with Laws; Contractual Obligations. Each Loan Party and each Significant Subsidiary is in compliance with all Requirements of Law (including Anti-Corruption Laws and applicable Sanctions), except as otherwise disclosed in the Borrower’s most recent SEC filings; provided that such failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Loan Parties is in default under or with respect to any of its contractual obligations, except as otherwise disclosed in the Borrower’s most recent SEC filings; provided that such default could not reasonably be expected to have a Material Adverse Effect.
SECTION 3.13.    Accuracy and Completeness of Information. All factual information (other than information of a general economic or industry nature) heretofore, contemporaneously or hereafter furnished by or on behalf of the Loan Parties in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any other Loan Document, or any transaction contemplated hereby or thereby, when taken as a whole, is or will be true and accurate in all material respects as of the date stated therein and not incomplete by omitting to state any material fact necessary to make such information not materially misleading in light of the circumstances under which such information was given; provided that, with respect to projected financial information, the Borrower only represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact now known to any of the Loan Parties that has, or could reasonably be expected to have, a Material Adverse Effect, which fact has not been set forth herein, in the financial statements of the Loan Parties furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion, or other written statement made or furnished by the Loan Parties to the Administrative Agent or the Lenders.
SECTION 3.14.    Environmental Matters.
(e)    Except (i) as set forth on Schedule 3.14 or (ii) as otherwise disclosed in the Financials delivered pursuant to Section 5.01, to the knowledge of a Responsible Officer of the Loan Parties or except where such violation or liability could not reasonably be expected to have a Material Adverse Effect, the facilities and properties owned, leased, or operated by any of the Loan Parties and the Significant Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations that (i) constitute a violation of, or (ii) have resulted in liability under, any Environmental Law.
(f)    Except (i) as set forth on Schedule 3.14 or (ii) as otherwise disclosed in the Financials delivered pursuant to Section 5.01, to the knowledge of a Responsible Officer of the Loan Parties or except where such violation could not reasonably be expected to have a Material Adverse Effect, the Properties and all operations of the Loan Parties and the Significant Subsidiaries at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at or under the Properties or violation of any Environmental Law with respect to the Properties or the business operated by any of the Loan Parties (the “Business”).
(g)    Except (i) as set forth on Schedule 3.14 or (ii) as otherwise disclosed in the Financials delivered pursuant to Section 5.01, none of the Loan Parties or any Significant Subsidiary has received any written notice of violation, alleged violation, non- compliance, liability, or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does any Responsible Officer of the Loan Parties have knowledge of any such threatened notice, except where any such violation, noncompliance or liability could not reasonably be expected to have a Material Adverse Effect.
(h)    Except (i) as set forth on Schedule 3.14 or (ii) as otherwise disclosed in the Financials delivered pursuant to Section 5.01, to the knowledge of a Responsible Officer of the Loan Parties or except where such violation or liability could not reasonably be expected to have a Material Adverse Effect, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that has given rise to liability under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored, or disposed of at, on or under any of the Properties in violation of, or in a manner that has given rise to liability under, any applicable Environmental Law.
(i)    Except (i) as set forth on Schedule 3.14 or (ii) as could not reasonably be expected to have a Material Adverse Effect or (iii) as otherwise disclosed in the Financials delivered pursuant to Section 5.01, no judicial proceeding or governmental or administrative action (other than those not legally disclosable by the Loan Parties (that in any event could not be reasonably expected to have a Material Adverse Effect) unless such restriction was imposed at the request of the Loan Parties) is pending or, to the knowledge of a Responsible Officer of any Loan Party, threatened, under any Environmental Law to which any of the Loan Parties is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial directives outstanding under any Environmental Law with respect to the Properties or the Business.
(j)    Except (i) as set forth on Schedule 3.14 or (ii) as otherwise disclosed in the Financials delivered pursuant to Section 5.01, to the knowledge of a Responsible Officer of the Loan Parties or except where such violation or liability could not reasonably be expected to have a Material Adverse Effect, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any of the Loan Parties in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner requiring remediation under Environmental Laws.
SECTION 3.15.    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by the Credit Agreement will violate Anti-Corruption Laws or applicable Sanctions.
ARTICLE IV

Conditions
SECTION 4.01.    Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(b)    The Administrative Agent (or its counsel) shall have received from (i) each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents.
(c)    The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Hunton & Williams LLP,

outside counsel for the Loan Parties and (ii) Preston D. Wigner, internal counsel for the Loan Parties. The Borrower hereby requests such counsel to deliver such opinion.
(d)    The Administrative Agent shall have received all documents and certificates described in the list of closing documents attached as Exhibit G, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(e)    The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, certifying that (i) the representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects (or in all respects if such representation or warranty is qualified by materiality or Material Adverse Effect) and (ii) no Default or Event of Default has occurred and is continuing.
(f)    The Administrative Agent shall have received evidence reasonably satisfactory to it that all governmental and third party approvals necessary in connection with the Transactions have been obtained and are in full force and effect.
(g)    The Administrative Agent, the Lenders and their applicable Affiliates shall have received (or provisions reasonably satisfactory to the Administrative Agent shall have been made for the concurrent payment of) all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable, documented out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder on or prior to the Effective Date.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
ARTICLE V

Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that the Borrower shall, and shall cause each Material Domestic Subsidiary and each Significant Subsidiary (other than in the case of Sections 5.01, 5.02 and 5.03), to:

SECTION 5.01.    Financial Statements.
Furnish, or cause to be furnished, to the Administrative Agent for prompt distribution to the Lenders:
(a)    Audited Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year, an audited consolidated balance sheet of the Borrower and its subsidiaries as of the end of the fiscal year and the related consolidated statements of income, retained earnings, shareholders’ equity, and cash flows for such fiscal year, audited by an independent certified public accounting firm of nationally recognized standing, setting forth in each case in comparative form the figures for the previous year, reported without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification.
(b)    Unaudited Financial Statements. As soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters, an unaudited consolidated balance sheet of the Borrower and its subsidiaries as of the end of the quarter and related unaudited consolidated statements of income, retained earnings, shareholders’ equity, and cash flows for such quarterly period and for the fiscal year to date; in each case setting forth in comparative form the consolidated figures for the corresponding period or periods of the preceding fiscal year or the portion of the fiscal year ending with such period, as applicable, in each case subject to normal recurring year-end audit adjustments.
All such financial statements shall be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and shall be prepared in accordance with GAAP and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change in the application of accounting principles as provided in Section 1.04. Information required to be delivered pursuant to Section 5.01(a), 5.01(b) or Section 5.02(b) shall be deemed to have been delivered on the earlier of (i) the date such information, or one or more annual, quarterly or other periodic reports containing such information, shall be available on the website of the SEC at http://www.sec.gov; (ii) on the date on which the Borrower posts such information (or such quarterly or annual or other periodic report), or provides a link thereto, on the Borrower’s website at http://www.universalcorp.com; (iii) the date on which such documents are posted on the Borrower’s behalf on Intralinks (or such other Internet or intranet website, if any, to which each Lender and the Administrative Agent have access, whether a commercial, third‑party website or whether sponsored by the Administrative Agent; or (iv) the date such documents are furnished to the Administrative Agent.
SECTION 5.02.    Certificates; Other Information.
Furnish, or cause to be furnished, to the Administrative Agent for prompt distribution to the Lenders:
(a)    Officer’s Certificate. Concurrently with the delivery of the financial statements referred to in Sections 5.01(a) and 5.01(b) above, a certificate of a Responsible Officer of the Borrower stating that, to such Responsible Officer’s knowledge and belief, (i) the financial statements fairly present in all material respects the financial condition of the parties covered by such financial statements, (ii) during such period each Loan Party has observed or performed in all material respects its covenants and other agreements hereunder and under the other Loan Documents, and satisfied in all material respects the conditions contained in this Agreement to be observed, performed, or satisfied by it (except to the extent waived in accordance with the provisions hereof), and (iii) no Default or Event of Default has occurred and is continuing except to the extent waived in accordance with the provisions hereof or as specified in such certificate. Such certificate shall include the calculations required to indicate compliance with Section 5.07. A form of Officer’s Certificate is attached as Exhibit J.
(b)    Public Information. Within thirty days after the same are sent, copies of all reports (other than those otherwise provided pursuant to subsection 5.01) and other financial information that any Loan Party sends to its public stockholders, and within thirty days after the same are filed, copies of all financial statements and non-confidential reports that any Loan Party may make to, or file with, the SEC or any successor or analogous United States Governmental Authority; provided, however, that the Loan Parties shall not be required to furnish to the Administrative Agent (i) any report filed by on or behalf of officers, directors or 10% stockholders under Section 16 of the Securities and Exchange Act of 1934, as amended, (ii) any Form S-8 Registration Statement (or similar successor form) filed by a Loan Party under the Securities Act of 1933, as amended, and (iii) any Form 11-K Annual Report Form (or similar successor form) filed under the Securities and Exchange Act of 1934, as amended, with respect to any employee benefit plan of a Loan Party.

(c)    Other Information. Promptly, such additional financial and other information regarding the business, operations or financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.
SECTION 5.03.    Notices.
Give notice to the Administrative Agent that shall promptly transmit such notice to each Lender of:
(a)    Defaults. Promptly (but in any event within three (3) Business Days) after any Responsible Officer of any Loan Party obtains knowledge thereof, the occurrence of any Default or Event of Default.
(b)    Legal Proceedings. Promptly following the receipt by a Responsible Officer of any Loan Party of written notification relating thereto, any litigation, or any investigation or proceeding (including without limitation, any environmental proceeding) known to a Responsible Officer of a Loan Party relating to a Loan Party or any Significant Subsidiary affecting the Borrower or any Significant Subsidiary as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.
(c)    ERISA. Upon a member of the Consolidated Group or any ERISA Affiliate obtaining knowledge thereof, (i) any event or condition that constitutes, or might reasonably lead to, an ERISA Event, except an ERISA Event that would not be reasonably likely to have a Material Adverse Effect; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against any ERISA Affiliate, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts that a member of the Consolidated Group or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standards set forth in ERISA and the Code with respect thereto, except in the event that such failure would not be reasonably likely to have a Material Adverse Effect; or (iv) any change in the funding status of any Plan that could reasonably be expected to have a Material Adverse Effect, in each case, together with a description of any such event or condition or a copy of any such notice and a statement by the chief financial officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, that has been or is being taken or is proposed to be taken by the Borrower with respect thereto. Promptly upon request, the Borrower, any Material Domestic Subsidiary, and any Significant Subsidiary shall furnish the Administrative Agent and the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of the most recent annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the IRS pursuant to ERISA and the Code, respectively, for such “plan year” (within the meaning of Section 3(39) of ERISA).
(d)    Other. Promptly, any other development or event that a Responsible Officer of the Borrower determines is reasonably likely to have a Material Adverse Effect.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.
SECTION 5.04.    Maintenance of Existence; Compliance with Law; Maintenance of Certain Policies and Procedures; Performance of Material Contractual Obligations.

(c)    Preserve, renew, and keep in full force and effect its corporate existence and, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, take all reasonable action to maintain all rights, privileges, licenses, and franchises necessary or required in the normal conduct of its business.
(d)    Comply with all Requirements of Law (including, without limitation, all Environmental Laws and ERISA matters) applicable to it except to the extent that failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.
(e)    Maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
(f)    Fully perform and satisfy all of its obligations under all of its contractual obligations except to the extent that failure to perform and satisfy such obligations would not, in the aggregate, have a Material Adverse Effect.
SECTION 5.05.    Maintenance of Property; Insurance.
Keep all material property useful and necessary in its business in reasonably good working order and condition (ordinary wear and tear excepted); maintain with financially sound and reputable insurance companies casualty, liability, and such other insurance (that may include plans of self-insurance) with such coverage and deductibles, and in such amounts as may be consistent with prudent business practice and in any event consistent with normal industry practice; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

SECTION 5.06.    Inspection of Property; Books and Records; Discussions.
Keep proper books of records and account in accordance with GAAP; and permit, during regular business hours upon reasonable prior notice by the Administrative Agent and in compliance with the reasonable security procedures of the Borrower, the Administrative Agent (which may be accompanied by one or more Lenders) to visit and inspect any of its properties and examine and make abstracts (including photocopies) from any of its books and records (other than materials protected by the attorney-client, work product, or other privilege and materials that the Loan Parties may not disclose without violation of a confidentiality obligation binding upon a Loan Party or any Significant Subsidiary) at any reasonable time, and to discuss the business, operations, properties, and financial and other condition of the members of the Consolidated Group with officers and employees of the members of the Consolidated Group and with their independent certified public accountants (provided that the Borrower shall have the right to be present at such meetings). The cost of the inspection referred to in the preceding sentence shall be for the account of the Lenders unless an Event of Default has occurred and is continuing, in which case the cost of such inspection shall be for the account of the Borrower.

SECTION 5.07.    Financial Covenants.
(h)    Total Leverage Ratio. Maintain a ratio (the “Total Leverage Ratio”), as of the end of each fiscal quarter, of (i) Consolidated Total Indebtedness at such date to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on such date of not more than 3.00 to 1.00.
(i)    Consolidated Tangible Net Worth. Maintain Consolidated Tangible Net Worth, as of the end of each fiscal quarter, of not less than $850,000,000.

SECTION 5.08.    Use of Proceeds. Use the Loans solely for the purposes provided in Section 3.11.
SECTION 5.09.    Additional Subsidiary Guarantors.
Cause each of the Borrower’s Material Domestic Subsidiaries that is not a party to the Subsidiary Guaranty, whether newly formed, after acquired, or otherwise existing, to promptly, and in any event within 30 days from such formation or acquisition, become a “Subsidiary Guarantor” thereunder by way of execution of the Subsidiary Guaranty or a supplement thereto.
SECTION 5.10.    Payment of Obligations.
Pay, discharge, or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, in accordance with industry and historical company practice (subject, where applicable, to specified grace periods) all its obligations (including, without limitation, all taxes) of whatever nature and any additional costs that are imposed as a result of any failure to so pay, discharge, or otherwise satisfy such obligations, except when the amount or validity of such obligations and costs is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP, with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be, and except to the extent that failure to pay, discharge, or otherwise satisfy such obligations would not reasonably be expected to have Material Adverse Effect.
SECTION 5.11.    Further Assurances. The Borrower will cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower to the Administrative Agent and Lenders (collectively, “Information Materials”) pursuant to this Article V and will identify Information Materials (i) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (ii) that are not Public Information as “Private Information”. The parties hereby agree that any Information Material shall be deemed to be Private Information unless such information is (x) identified by the Borrower as Public Information or is (y) known with certainty to the Administrative Agent to be available on the Borrower’s internet website.
ARTICLE VI

Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that the Borrower shall not, and shall not permit any Material Domestic Subsidiary or any Significant Subsidiary, to:
SECTION 6.01.    Liens. Contract, create, incur, assume, or permit to exist any Lien with respect to any of its respective property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.
SECTION 6.02.    Consolidation, Merger, Sale, or Purchase of Assets, Capital Expenditures, Etc.

Enter into a transaction of merger or consolidation with any Person, firm, joint venture, or corporation, or sell, lease, or otherwise dispose of all or substantially all of its assets, except (i) in the ordinary course of its business or (ii) a Significant Subsidiary may be merged or consolidated with, or may sell, lease, or dispose of all or substantially all of its assets to (a) a wholly-owned Material Domestic Subsidiary or a wholly-owned Significant Subsidiary of the Borrower, (b) any other corporation that is or will upon the consummation of such merger or consolidation be a Material Domestic Subsidiary or Significant Subsidiary of which not less than eighty percent (80%) of the capital stock is owned directly or indirectly by the Borrower, or (c) any other corporation may be merged or consolidated into the Borrower, provided in the case of any such merger or consolidation with the Borrower, the Borrower is the surviving corporation and the management of the Borrower continues as the management of the surviving corporation; provided, further, that in any event such merger or consolidation does not violate any other provision of this Agreement and upon the effective date of the merger or consolidation there exists no Default or Event of Default hereunder. Notwithstanding the foregoing, a Significant Subsidiary may be merged into or with any other Person, or all or substantially all of a Significant Subsidiary’s assets may be transferred to any other Person, if such merger, consolidation, or transfer does not violate any other provision of this Agreement and immediately before and immediately after such merger, consolidation, or transfer is consummated (i) there shall exist no Default or Event of Default, (ii) no Material Adverse Effect shall have occurred, and (iii) the representations and warranties contained in Article 3 of this Agreement shall, except to the extent that they relate solely to an earlier date, be true in all material respects (or in all respects if such representation or warranty is qualified by materiality or Material Adverse Effect) with the same effect as though such representations and warranties had been made at such time.

SECTION 6.03.    Sale Leasebacks.
Enter into sale and lease-back transactions relating to the same or similar Property for a term of more than three (3) years, unless the sum of (i) the aggregate amount of such transactions, measured using in each case the greater of (a) the fair market value of the assets sold or (b) the selling price, sold after September 30, 2011, and (ii) the aggregate principal amount then outstanding secured by liens described in Section (xiv) of the definition of Permitted Liens, does not exceed Fifty Million Dollars ($50,000,000).

SECTION 6.04.    Sale of Subsidiaries.
Notwithstanding anything to the contrary in Section 6.02, the Borrower shall have the right to sell or otherwise dispose of any Subsidiary (or all or substantially all of the assets thereof), provided that such sale or other disposition does not violate any other provision of this Agreement and immediately before and immediately after such sale or other disposition (i) there shall exist no Default or Event of Default, (ii) no Material Adverse Effect shall result therefrom, and (iii) the representations and warranties contained in Article 3 of this Agreement shall, except to the extent that they relate solely to an earlier date, be true in all material respects (or in all respects if such representation or warranty is qualified by materiality or Material Adverse Effect) with the same effect as though such representations and warranties had been made at such time.

SECTION 6.05.    Transactions with Affiliates.
Enter into any material transaction or series of transactions, whether or not in the ordinary course of business, with any of its officers, directors, or Affiliates, except:

(f)    transactions on terms and conditions that, in the reasonable opinion of the Borrower, are not less favorable than could be obtained in a comparable arm’s-length transaction with an unrelated third party;
(g)    transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate; and
(h)    transactions pursuant to any agreement in existence prior to the Effective Date, or any amendment thereto, provided the terms of such amendment are not less favorable to the Borrower or its Subsidiaries than the terms of the relevant agreement prior to such amendment.
A transaction or series of transactions involving aggregate consideration of less than $10,000,000 will not be considered material for the purposes of this Section 6.05. This Section 6.05 shall not prohibit the declaration or payment of any dividends or distributions by the Borrower to its shareholders generally, or to holders of a particular class of shares.
SECTION 6.06.    Investments.
The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, make any Investment, or enter into any agreement to make any Investment, except for (i) Investments that are consistent with the Borrower’s past practices and in connection with or ancillary to the Borrower’s existing lines of business and (ii) other Investments which in the aggregate do not exceed $150,000,000 at any one time outstanding.

SECTION 6.07.    Use of Proceeds. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VII

Events of Default
An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(e)    Payment.
(v)    Default in the payment when due of any principal of any of the Loans (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof; or
(vi)    Default, and such defaults shall continue for five (5) or more Business Days, in the payment when due of any interest on the Loans or of any fees or other amounts owing hereunder, under any of the other Loan Documents or in connection herewith or therewith; or

(f)    Representations. Any representation, warranty, or statement made in any of the Loan Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed made; or
(g)    Covenants.
(i)    Default in the due performance or observance of any term, covenant, or agreement contained in Section 5.03(a), 5.07, 5.08, or 6.01 through 6.06, inclusive; or
(ii)    Default in the due performance or observance by it of any term, covenant, or agreement (other than those referred to in subsections (a), (b), or (c)(i) of this Section 7.01) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after the earlier of (A) a Responsible Officer of a Loan Party becoming aware of such default or (B) notice thereof to the Borrower by the Administrative Agent; or
(h)    Bankruptcy, Etc. Any Bankruptcy Event shall occur with respect to a Loan Party or a Significant Subsidiary; or
(i)    Defaults under Other Agreements.
(i)    Any default made in the payment (beyond the applicable grace period with respect thereto, if any) in respect of any Indebtedness of any Loan Party or any Significant Subsidiary in an aggregate principal amount of Twenty-Five Million Dollars ($25,000,000), or more; provided that Indebtedness of a Significant Subsidiary organized under the laws of a jurisdiction other than the United States of America or a political subdivision thereof shall not be included in the calculation of such Twenty-Five Million Dollars ($25,000,000), so long as:
(A)    the obligation to make such payment is being actively contested in good faith and such Significant Subsidiary is holding in escrow an amount of cash equal to or greater than the disputed payment;
(B)    the Borrower or any other Loan Party or such Significant Subsidiary is unable to realize the benefits of ownership of such foreign Subsidiary because of war, civil commotion, insurrection, revolution, riot, confiscation, or force majeure actions caused by a government or actions against a government;
(C)    the Borrower or any other Loan Party or Significant Subsidiary has a colorable claim in the nature of common law, equitable, or statutory set-off against the Person to whom such Indebtedness is owing; or
(D)    the aggregate amount of all such obligations does not exceed Thirty Million Dollars ($30,000,000); or
(ii)    The maturity of any Indebtedness of any Loan Party or any Significant Subsidiary in an aggregate principal amount of Twenty-Five Million Dollars ($25,000,000) or more shall be accelerated; provided that Indebtedness of a Significant Subsidiary organized under the laws of a jurisdiction other than the United States of America or a political subdivision thereof shall not be included in the calculation of such Twenty-Five Million Dollars ($25,000,000) so long as:

(A)    the obligation to make such payment is being actively contested in good faith and such Significant Subsidiary is holding in escrow an amount of cash equal to or greater than the disputed payment;
(B)    the Borrower or any other Loan Party is unable to realize the benefits of ownership of such foreign Subsidiary because of war, civil commotion, insurrection, revolution, riot, confiscation, or force majeure actions caused by a government or actions against a government,
(C)    such Significant Subsidiary has a colorable claim in the nature of common law, equitable, or statutory set-off against the Person to whom such Indebtedness is owing, or
(D)    the aggregate amount of all such obligations under this clause 7.01(e)(ii) does not exceed Thirty Million Dollars ($30,000,000); or
(iii)    Any default (beyond any applicable grace period with respect thereto) made in any payment of an amount in excess of Five Million Dollars ($5,000,000) in respect of any Hedging Agreement between the Borrower and any Lender, or any Affiliate of a Lender; or
(j)    Judgments. Any Loan Party or any Significant Subsidiary shall fail within thirty (30) days of the date due and payable to pay, bond, or otherwise discharge any judgment, settlement, or order for the payment of money which judgment, settlement, or order, when aggregated with all other such judgments, settlements, or orders due and unpaid at such time, exceeds Twenty-Five Million Dollars ($25,000,000) (to the extent not covered by an unaffiliated third party insurer that has not denied coverage), and that is not stayed on appeal (or for which no motion for stay is pending) or is not otherwise being executed; provided that judgments resulting from the failure of any Loan Party or any Significant Subsidiary to honor its obligations in respect of a guaranty of obligations of a subsidiary organized under the laws of a jurisdiction other than the United States of America or a political subdivision thereof shall not be included in the calculation of such Twenty-Five Million Dollars ($25,000,000) if:
(iv)    the Loan Party or such Significant Subsidiary is unable to realize the benefits of ownership of such foreign subsidiary because of war, civil commotion, insurrection, revolution, riot, confiscation, or force majeure actions caused by a government or actions against a government,
(v)    the Loan Party or such Significant Subsidiary has a colorable claim in the nature of common law, equitable, or statutory set-off against the Person in favor of which such judgment was entered, and
(vi)    the aggregate amount of all such obligations does not exceed Thirty Million Dollars ($30,000,000); or
(k)    ERISA. Any of the following events or conditions, if such event or condition could reasonably be expected to have a Material Adverse Effect: (1) any “accumulated funding deficiency”, as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of a member of the Consolidated Group or any ERISA Affiliate in favor of the PBGC or a Plan; (2) an ERISA Event shall occur with respect to a Single Employer Plan, that is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (3) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, that is, in the reasonable opinion of the Administrative

Agent, likely to result in (i) the termination of such Plan for purposes of Title IV of ERISA, or (ii) a member of the Consolidated Group or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; (4) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur that may subject a member of the Consolidated Group or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which a member of the Consolidated Group or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability; or (5) a member of the Consolidated Group or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or
(l)    Guaranty. Any guaranty required hereby or any provision thereof shall cease to be in full force and effect at the time required or any Subsidiary Guarantor or any Person acting by or on behalf of any Subsidiary Guarantor shall deny or disaffirm in writing any Subsidiary Guarantor’s obligations under the Subsidiary Guaranty; or
(m)    Change of Control. There shall occur a Change of Control; or
(n)    Loan Documents. Any Loan Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the material rights, powers, and privileges purported to be created thereby or any Loan Party or any Person acting by or on behalf of any Loan Party shall deny or disaffirm in writing any Loan Party’s obligations or the Administrative Agent’s or the Lenders’ rights under any Loan Document (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive);
then, and in every such event (other than an event with respect to the Borrower described in clause (d) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (d) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity.
ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor (such successor to be approved by the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, if an Event of Default shall exist at such time, no approval of the Borrower shall be required hereunder). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.
None of the Lenders, if any, identified in this Agreement as a Syndication Agent or Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent or Co-Documentation Agents, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph. In addition to the foregoing, and notwithstanding anything contained in this Agreement, none of the Joint Bookrunners and Joint Lead Arrangers shall have any obligation, liability, responsibility or duty under this Agreement or any of the other Loan Documents.
The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.
ARTICLE IX

Miscellaneous
SECTION 9.01.    Notices. (f)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)    if to the Borrower, to it at Universal Corporation, 9201 Forest Hill Avenue, Richmond, Virginia 23235, Attention of Treasurer (Telecopy No. (804) 254-3584; Telephone No. (804) 359-9311) with a copy (in the case of a notice of Default) to General Counsel (Telecopy No. (804) 254-3594);
(ii)    if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan & Agency Services Group, 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Attention of Darren Cunningham (Telecopy No. (888) 292-9533), with a copy to JPMorgan Chase Bank, N.A., 277 Park Avenue, 23rd Floor, New York, New York 10172, Attention of Philip Mousin (Telecopy No. (646) 534-3079); and
(iii)    if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire or, in the case of notice from the Borrower to any Lender, to such Lender at its address (or telecopy number) as specified in writing by the Administrative Agent to the Borrower.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(g)    Notices and other communications to the Lenders hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) except as otherwise expressly provided in the second paragraph of Section 5.01(b), notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(h)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
(i)    Electronic Systems.
(i)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
(ii)    Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System.
SECTION 9.02.    Waivers; Amendments.
(i)    No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
(j)    Except as provided in Section 2.20 with respect to Incremental Term Loans, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the

Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.20, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments are included on the Effective Date) or (vi) release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.
(k)    Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to Section 2.20) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans (including the Incremental Term Loans) and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.
(l)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity that is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment that would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(m)    Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.
SECTION 9.03.    Expenses; Indemnity; Damage Waiver.
(j)    The Borrower shall pay (i) all reasonable, documented, out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable, documented, out-of-pocket fees, charges, and disbursements of one primary counsel, and one local counsel in each applicable jurisdiction, for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications, or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable, documented, out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable, documented, out-of-pocket fees, charges, and disbursements of one primary counsel, and one local counsel in each applicable jurisdiction, for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable, documented, out-of-pocket expenses incurred during any workout, restructuring, or negotiations in respect of such Loans.
(k)    The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable, documented, out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) a material breach by such Indemnitee of its express obligations under any Loan Document pursuant to a claim initiated by the Borrower. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
(l)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent.

(m)    To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) other than damages that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions or the use of the proceeds thereof.
(n)    All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.
SECTION 9.04.    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (iii)    Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(E)    the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof); provided, further, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and
(F)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund.
(iv)    Assignments shall be subject to the following additional conditions:
(E)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(F)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(G)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders;
(H)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information, subject to the restrictions contained herein, about the Borrower and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and
(I)    no assignment shall be made to (x) the Borrower or any of its Subsidiaries or Affiliates or (y) a natural person.
For the purposes of this Section 9.04(b), the term “Approved Fund” and “Ineligible Institution” have the following meanings:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) the Borrower, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.
(v)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(vi)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(vii)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees for the benefit of the Borrower to comply with Section 2.17(e) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05.    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
SECTION 9.06.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07.    Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary Guarantor against any of and all of the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.09.    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(c)    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT,

TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12.    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) who need to know such information, (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries or agents relating to the Borrower or any of its Subsidiaries or its or their respective business, other than any such information that is available to the Administrative Agent, or such Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries or agents. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 9.13.    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.
SECTION 9.14.    Releases of Subsidiary Guarantors. (a) A Subsidiary Guarantor shall automatically be released from its obligations under the Subsidiary Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise.  In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.
(b)    Further, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to), upon the request of the Borrower, release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Subsidiary Guarantor is no longer a Material Domestic Subsidiary.
(c)    At such time as the principal and interest on the Loans, the fees, expenses and other amounts payable under the Loan Documents and the other Obligations (other than obligations under any Swap Agreement or any Banking Services Agreement, and other Obligations expressly stated to survive such payment and termination) shall have been paid in full and the Commitments shall have been terminated, the Subsidiary Guaranty and all obligations (other than those expressly stated to survive such termination) of each Subsidiary Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.
SECTION 9.15.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be accumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such accumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.16.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

UNIVERSAL CORPORATION, as the Borrower

By: /s/ David C. Moore
Name: David C. Moore
Title: Senior Vice President & Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and individually as a Lender

By: /s/ Philip Mousin
Name: Philip Mousin
Title: Credit Executive

SUNTRUST BANK, as Syndication Agent and individually as a Lender

By: /s/ Mary Kathryn Wicker
Name: Mary Kathryn Wicker
Title: Vice President

AGFIRST FARM CREDIT BANK, as a Co-Documentation Agent and individually as a Lender

By: /s/ Steven J. O'Shea
Name: Steven J. O'Shea
Title: Vice President

FIFTH THIRD BANK, as a Co-Documentation Agent and individually as a Lender

By: /s/ Mary Ramsey
Name: Mary Ramsey

Signature Page to Loan Agreement
Universal Corporation

Title: Vice President

FARM CREDIT MID-AMERICA, PCA, as a Lender

By: /s/ Jay Carter
Name: Jay Carter
Title: Vice President, Capital Markets

FARM CREDIT BANK OF TEXAS, as a Lender

By: /s/ Alan Robinson
Name: Alan Robinson
Title: Vice President

CAPITAL ONE, N.A., as a Lender

By: /s/ Van Buren Knick II
Name: Van Buren Knick II
Title: Senior Vice President

KEYBANK NATIONAL ASSOCIATION, as a Lender

By: /s/ Suzannah Valdivia
Name: Suzannah Valdivia
Title: Vice President

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By: /s/ Timothy J. McNaught
Name: Timothy J. McNaught
Title: Managing Director

FIRST TENNESSEE BANK NATIONAL ASSOCIATION, as a Lender

By: /s/ Duncan S. Owen III
Name: Duncan S. Owen III
Title: Senior Vice President

GREENSTONE FARM CREDIT SERVICES, ACA, as a Lender

By: /s/ Alfred S. Compton, Jr.
Name: Alfred S. Compton, Jr.
Title: Senior Vice President/Managing Director

NORTHWEST FARM CREDIT SERVICES, PCA, as a Lender

By: /s/ Mark Westfall
Name: Mark Westfall
Title: Vice President

COBANK, ACB, as a Lender

By: /s/ Natalya Rivkin
Name: Natalya Rivkin
Title: Vice President

BRANCH BANKING & TRUST COMPANY, as a Lender

By: /s/ Matt Davis
Name: Matt Davis
Title: Vice President

THE NORTHERN TRUST COMPANY, as a Lender

By: /s/ Tom P. McGrath
Name: Tom P. McGrath
Title: Officer

SCHEDULE 2.01

COMMITMENTS

LENDER	COMMITMENT
SUNTRUST BANK	$23,000,000
JPMORGAN CHASE BANK, N.A.	$10,000,000
AGFIRST FARM CREDIT BANK	$20,000,000
FIFTH THIRD BANK	$17,000,000
FARM CREDIT SERVICES OF MID-AMERICA, PCA	$15,000,000
FARM CREDIT BANK OF TEXAS	$15,000,000
CAPITAL ONE, NATIONAL ASSOCIATION	$13,000,000
KEYBANK NATIONAL ASSOCIATION	$12,000,000
THE ROYAL BANK OF SCOTLAND PLC	$12,000,000
FIRST TENNESSEE BANK NATIONAL ASSOCIATION	$8,000,000
GREENSTONE FARM CREDIT SERVICES, ACA	$8,000,000
NORTHWEST FARM CREDIT SERVICES, PCA	$5,500,000
COBANK, ACB	$5,500,000
BRANCH BANKING & TRUST COMPANY	$5,500,000
THE NORTHERN TRUST COMPANY	$5,500,000

AGGREGATE COMMITMENT	$175,000,000

Schedule 3.05
Material Litigation
In 2002, the Company reported that it was aware that the European Commission (the "Commission") was investigating certain aspects of the leaf tobacco markets in Italy. One of the Company's subsidiaries, Deltafina, S.p.A. ("Deltafina"), buys and processes tobacco in Italy. The Company reported that it did not believe that the Commission investigation in Italy would result in penalties being assessed against it or its subsidiaries that would be material to the Company’s earnings. The reason the Company held this belief was that it had received conditional immunity from the Commission because Deltafina had voluntarily informed the Commission of the activities that were the basis of the investigation.
On December 28, 2004, the Company received a preliminary indication that the Commission intended to revoke Deltafina’s immunity for disclosing in April 2002 that it had applied for immunity. Neither the Commission’s Leniency Notice of February 19, 2002, nor Deltafina’s letter of provisional immunity, contains a specific requirement of confidentiality. The potential for such disclosure was discussed with the Commission in March 2002, and the Commission never told Deltafina that disclosure would affect Deltafina’s immunity. On November 15, 2005, the Company received notification from the Commission that the Commission had imposed fines totaling €30 million on Deltafina and the Company jointly for infringing European Union antitrust law in connection with the purchase and processing of tobacco in the Italian raw tobacco market. In January 2006, the Company and Deltafina each filed appeals in the General Court of the European Union ("General Court"). Deltafina’s appeal was held on September 28, 2010. For strategic reasons related to the defense of the Deltafina appeal, Universal withdrew its appeal. On September 9, 2011, the General Court issued its decision, in which it rejected Deltafina’s application to reinstate immunity. Deltafina appealed the decision of the General Court to the European Court of Justice, and a hearing was held in November 2012. Effective with the September 9, 2011 General Court decision, the Company recorded a charge for the full amount of the fine (€30 million) plus accumulated interest (€5.9 million). The charge totaled $49.1 million at the exchange rate in effect on the date of the General Court decision. Deltafina maintains a bank guarantee in favor of the Commission in the amount of the fine plus accumulated interest in order to stay execution during the appeals process, and the Company has collateralized that guarantee with a bank deposit totaling $52.0 million at September 30, 2013. At September 30, 2013, the accrued liability for the fine and interest was reported in other current liabilities, and the deposit was recorded in other current assets. The Company expects the appeal to be decided during fiscal year 2014. Any fine and interest Deltafina may ultimately be required to pay would not be due until the European Court of Justice issues its decision.

SCHEDULE 3.10
SUBSIDIARIES OF THE Borrower
Organized under law of

UNIVERSAL CORPORATION	Virginia
Aviation and Regional Services, Ltd.	Malawi
Beleggings-en Beheermaatschappij "De Amstel" B. V.	Netherlands
CA Bautz GmbH	Germany
Casa Export, Limited	Virginia
CATSCO, Inc.	British Virgin Islands
CJSC Universal Tabak	Russia
Continental Tobacco S.A.	Switzerland
Deli-HTL Tabak Maatschappij B. V.	Netherlands
Deltafina, S.p.A.	Italy
Deutsch-holandische Tabakgesellschaft mbH	Germany
Ermor Tabarama-Tabacos do Brasil Ltda.	Brazil
Gebrueder Kulenkampff GmbH	Germany
GK Tabacos de Nicaragua S.A.	Nicaragua
Global Laboratory Services, Inc.	Virginia
Harkema Services, Inc.	Virginia
Indoco International B.V.	Netherlands
Inetab-Kaubeck, SRL	Dominican Republic
Itofina, S.A.	Switzerland
J.P. Taylor Company, L.L.C.	Virginia
L’Agricola, S.r.L.	Italy
Lancaster Leaf Tobacco Company of Pennsylvania, Inc.	Virginia
Limbe Leaf Tobacco Company Limited	Malawi
Mozambique Leaf Tobacco Import & Export Limitada	Mozambique
PT. Pandu Sata Utama	Indonesia
PT. Tempu Rejo	Indonesia
Tabacalera San Fernando S.R.L.	Paraguay
Tabacos Del Pacifico Norte, S.A. De C.V.	Mexico
TAES, S.L.	Spain
Tanzania Leaf Tobacco Co., Ltd	Tanzania
Tanzania Tobacco Processors Ltd.	Tanzania
Toutiana, S.A.	Switzerland
ULG Universal Leaf Germany GmbH	Germany
ULT Hungary Limited	Hungary
ULT Support Services India Private Ltd.	India
Ultoco, S.A.	Switzerland
Ultoco Limited BVI	British Virgin Islands
Ultoco Services, S.A.	Switzerland
Universal Finance B.V.	Netherlands
Universal Innovations Corporation Inc.	Virginia
Universal Leaf Africa (Pty) Limited	South Africa
Universal Leaf (Asia) Pte Ltd.	Singapore

Universal Leaf Far East Ltd.	British Virgin Islands
Universal Leaf North America U. S., Inc.	North Carolina
Universal Leaf Philippines Inc.	Philippines
Universal Leaf South Africa (Pty) Limited	South Africa
Universal Leaf Tabacos Ltda.	Brazil
Universal Leaf Tabacos S. A.	Argentina
Universal Leaf Tobacco Company, Inc.	Virginia
Universal Leaf Tobacco International, Inc.	Virginia
Universal Leaf Tobacco Poland Sp. z.o.o.	Poland
Virginia Tobacco Company, Inc.	Virginia
Zambia Leaf Tobacco Co., Ltd.	Zambia
Zimbabwe Leaf Tobacco Company (Private) Limited	Zimbabwe
Zimleaf Holdings (Private) Limited	Zimbabwe

Schedule 3.14
Disclosed Environmental Matters

NONE.

EXHIBIT A
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower(s):	Universal Corporation

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Loan Agreement

5.	Loan Agreement:	The Loan Agreement dated as of October 28, 2013 among Universal Corporation, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

6.    Assigned Interest:

Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans
$	$	%
$	$	%
$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

2

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

[Consented to:]

UNIVERSAL CORPORATION

By:
Title:

3

ANNEX I
STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it satisfies the requirements, if any, specified in the Loan Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This

Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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EXHIBIT B

[FORM OF]
TERM LOAN NOTE
October [__], 2013
FOR VALUE RECEIVED, the undersigned, UNIVERSAL CORPORATION, a Virginia corporation (the “Borrower”), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of [LENDER] (the “Lender”) the aggregate unpaid amount of all Term Loans made by the Lender to the Borrower pursuant to the “Loan Agreement” (as defined below) on the Maturity Date or on such earlier date as may be required by the terms of the Loan Agreement. Capitalized terms used herein and not otherwise defined herein are as defined in the Loan Agreement.
The undersigned Borrower promises to pay interest on the unpaid principal amount of each Term Loan made to it from the date of such Loan until such principal amount is paid in full at a rate or rates per annum determined in accordance with the terms of the Loan Agreement. Interest hereunder is due and payable at such times and on such dates as set forth in the Loan Agreement.
At the time of each Term Loan, and upon each payment or prepayment of principal of each Term Loan, the Lender shall make a notation either on the schedule attached hereto and made a part hereof, or in such Lender’s own books and records, in each case specifying the amount of such Term Loan, the respective Interest Period thereof (in the case of Eurodollar Loans) or the amount of principal paid or prepaid with respect to such Term Loan, as applicable; provided that the failure of the Lender to make any such recordation or notation shall not affect the Obligations of the undersigned Borrower hereunder or under the Loan Agreement.
This Term Loan Note is one of the Notes referred to in, and is entitled to the benefits of, that certain Loan Agreement dated as of October 28, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). The Loan Agreement, among other things, (i) provides for the making of Term Loans by the Lender to the undersigned Borrower from time to time in an aggregate amount not to exceed at any time outstanding amount of such Lender’s Commitment, the indebtedness of the undersigned Borrower resulting from each such Term Loan to it being evidenced by this Term Loan Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.
Whenever in this Term Loan Note reference is made to the Administrative Agent, the Lender or the Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Term Loan Note shall be binding upon and shall inure to the benefit of said successors and assigns. The Borrower’s successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for the Borrower.
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This Term Loan Note shall be construed in accordance with and governed by the law of the State of New York.
UNIVERSAL CORPORATION
By:
Name:
Title:

Term Loan Note

EXHIBIT C

FORM OF BORROWING REQUEST
JPMorgan Chase Bank, N.A. as Administrative Agent
For the Lenders referred to below
10 South Dearborn Street, 7th Floor
Chicago, Illinois 60603
Attention: Darren Cunningham
Telecopy No.: (888) 292-9533
[Date]
Ladies and Gentlemen:
Reference is made to the Loan Agreement dated as of October 28, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Universal Corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). This notice constitutes a Borrowing Request and Borrower hereby requests a Borrowing under the Loan Agreement, and in connection with such request Borrower specifies the following information with respect to such Borrowing requested hereby:

1.	Aggregate amount of Borrowing: _________

2.	Date of Borrowing (which shall be a Business Day): _________

3.	Type of Borrowing (ABR or Eurodollar): _________

4.	Interest Period (if a Eurodollar Borrowing): _________

5.	Location and number of Borrower’s account to which funds are to be disbursed shall be as specified in the Account Designation Letter.
Very truly yours,
UNIVERSAL CORPORATION
By:
Name:
Title:

EXHIBIT D

[Intentionally Omitted]

EXHIBIT E

FORM OF INCREASING LENDER SUPPLEMENT
INCREASING LENDER SUPPLEMENT, dated __________, 20___ (this “Supplement”), by and among each of the signatories hereto, to the Loan Agreement, dated as of October 28, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Universal Corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H
WHEREAS, pursuant to Section 2.20 of the Loan Agreement, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time one or more tranches of Incremental Term Loans under the Loan Agreement by requesting one or more Lenders to participate in such a tranche;
WHEREAS, the Borrower has given notice to the Administrative Agent of its intention to enter into a tranche of Incremental Term Loans pursuant to such Section 2.20; and
WHEREAS, pursuant to Section 2.20 of the Loan Agreement, the undersigned Increasing Lender now desires to participate in a tranche of Incremental Term Loans under the Loan Agreement by executing and delivering to the Borrower and the Administrative Agent this Supplement;
NOW, THEREFORE, each of the parties hereto hereby agrees as follows:
1.    The undersigned Increasing Lender agrees, subject to the terms and conditions of the Loan Agreement, that on the date of this Supplement it shall (a) participate in a tranche of Incremental Term Loans with a commitment amount equal to $[__________] with respect thereto and (b) make such amount of Incremental Term Loans available pursuant to Section 2.20 of the Credit Agreement.
2.    The Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.
3.    Terms defined in the Loan Agreement shall have their defined meanings when used herein.
4.    This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.
5.    This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING LENDER]

By:____________________________________
Name:
Title:

Accepted and agreed to as of the date first written above:

UNIVERSAL CORPORATION

By:______________________________________
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By:______________________________________
Name:
Title:

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EXHIBIT F

FORM OF AUGMENTING LENDER SUPPLEMENT
AUGMENTING LENDER SUPPLEMENT, dated __________, 20___ (this “Supplement”), to the Loan Agreement, dated as of October 28, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Universal Corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H
WHEREAS, the Loan Agreement provides in Section 2.20 thereof that any bank, financial institution or other entity may participate in tranches of Incremental Term Loans under the Loan Agreement subject to the approval of the Borrower and the Administrative Agent, by executing and delivering to the Borrower and the Administrative Agent a supplement to the Loan Agreement in substantially the form of this Supplement; and
WHEREAS, the undersigned Augmenting Lender was not an original party to the Loan Agreement but now desires to become a party thereto;
NOW, THEREFORE, each of the parties hereto hereby agrees as follows:
1.    The undersigned Augmenting Lender agrees to be bound by the provisions of the Loan Agreement and agrees that it shall, on the date of this Supplement, (a) become a Lender for all purposes of the Loan Agreement to the same extent as if originally a party thereto, with a commitment with respect to Incremental Term Loans of $[__________] and (b) make such amount of Incremental Term Loans available pursuant to Section 2.20 of the Credit Agreement.
2.    The undersigned Augmenting Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Loan Agreement and will perform in accordance with its terms all the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender.
3.    The undersigned’s address for notices for the purposes of the Loan Agreement is as follows:

[___________]

4.    The Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.
5.    Terms defined in the Loan Agreement shall have their defined meanings when used herein.
6.    This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.
7.    This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.
[remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF AUGMENTING LENDER]

By:____________________________________
Name:
Title:

Accepted and agreed to as of the date first written above:

UNIVERSAL CORPORATION

By:______________________________________
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By:______________________________________
Name:
Title:

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EXHIBIT G

LIST OF CLOSING DOCUMENTS
Universal Corporation

TERM LOAN FACILITY
October 28, 2013

LIST OF CLOSING DOCUMENTS
A.    LOAN DOCUMENTS

1.
Loan Agreement (the “Loan Agreement”) by and among Universal Corporation, a Virginia corporation (the “Borrower”), the institutions from time to time parties thereto as Lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”), evidencing a term loan facility to the Borrower from the Lenders in an initial aggregate principal amount of $175,000,000.

SCHEDULES

Schedule 2.01 – Commitments
Schedule 3.05 – Material Litigation
Schedule 3.10 – Subsidiaries
Schedule 3.14 – Disclosed Environmental Matters

EXHIBITS

Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Note Exhibit C – Form of Borrowing Request Exhibit D – [Intentionally Omitted]
Exhibit E – Form of Increasing Lender Supplement
Exhibit F – Form of Augmenting Lender Supplement
Exhibit G – List of Closing Documents
Exhibit H – Form of Subsidiary Guaranty
Exhibit I-1 – Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Not Partnerships)
Exhibit I-2 – Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Partnerships)
Exhibit I-3 – Form of U.S. Tax Certificate (Non-U.S. Participants That Are Not Partnerships)
Exhibit I-4 – Form of U.S. Tax Certificate (Non-U.S. Participants That Are Partnerships)
Exhibit J – Form of Officer’s Certificate Exhibit K – Form of Account Designation Letter

2.	Notes executed by the Borrower in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.10(e) of the Loan Agreement.

B.    CORPORATE DOCUMENTS

3.
Certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (i) that there have been no changes in the Certificate of Incorporation or other charter document of such Loan Party, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (ii) the By-Laws or other applicable organizational document, as attached thereto, of such Loan Party as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of such Loan Party authorizing the execution, delivery and performance of each Loan Document to which it is a party, and (iv) the names and true signatures of the incumbent officers of each Loan Party authorized to sign the Loan Documents to which it is a party.

4.	Good Standing Certificate for each Loan Party from the Secretary of State of the jurisdiction of its organization.
C.    OPINIONS

5.	Opinion of Hunton & Williams LLP, outside counsel for the Loan Parties.

6.	Opinion of Preston D. Wigner, internal counsel for the Loan Parties.
D.    CLOSING CERTIFICATES AND MISCELLANEOUS

7.
A Certificate signed by the President, a Vice President or a Financial Officer of the Borrower certifying the following: (i) all of the representations and warranties of the Borrower set forth in the Loan Agreement are true and correct in all material respects (or in all respects if such representation or warranty is qualified by materiality or Material Adverse Effect) and (ii) no Default or Event of Default has occurred and is then continuing.

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EXHIBIT H

FORM OF SUBSIDIARY GUARANTY

GUARANTY
THIS GUARANTY (this “Guaranty”) is made as of October [__] 2013, by and among each of the undersigned (the “Initial Guarantors” and along with any additional Subsidiaries of the Borrower that become parties to this Guaranty by executing a supplement hereto in the form attached as Annex I, the “Guarantors”) in favor of the Administrative Agent, for the ratable benefit of the Holders of Guaranteed Obligations (as defined below), under the Loan Agreement referred to below.
WITNESSETH
WHEREAS, Universal Corporation, a Virginia corporation (the “Borrower”), the institutions from time to time parties thereto as lenders (the “Lenders”), and JPMorgan Chase Bank, N.A., in its capacity as administrative agent (the “Administrative Agent”), have entered into a certain Loan Agreement dated as of October 28, 2013 (as the same may be amended, modified, supplemented and/or restated, and as in effect from time to time, the “Loan Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit and other financial accommodations to be made by the Lenders to the Borrower;
WHEREAS, it is a condition precedent to the extensions of credit by the Lenders under the Loan Agreement that each of the Guarantors (constituting all of the Subsidiaries of the Borrower required to execute this Guaranty pursuant to Section 5.09 of the Loan Agreement) execute and deliver this Guaranty, whereby each of the Guarantors shall guarantee the payment when due of all Obligations; and
WHEREAS, in consideration of the direct and indirect financial and other support that the Borrower has provided, and such direct and indirect financial and other support as the Borrower may in the future provide, to the Guarantors, and in order to induce the Lenders and the Administrative Agent to enter into the Loan Agreement, each of the Guarantors is willing to guarantee the Obligations of the Borrower;
NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1. Definitions. Terms defined in the Loan Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.
SECTION 2. Representations, Warranties and Covenants. Each of the Guarantors represents and warrants (which representations and warranties shall be deemed to have been renewed at the time of the making, conversion or continuation of any Loan) that:
(A)    It is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation, organization or formation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that the failure to have such authority could not reasonably be expected to have a Material Adverse Effect.

(B)    It (to the extent applicable) has the requisite power and authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder. The execution and delivery by each Guarantor of this Guaranty and the performance by each of its obligations hereunder have been duly authorized by proper proceedings, and this Guaranty constitutes a legal, valid and binding obligation of such Guarantor, respectively, enforceable against such Guarantor, respectively, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
(C)    Neither the execution and delivery by it of this Guaranty, nor the consummation by it of the transactions herein contemplated, nor compliance by it with the provisions hereof will (i) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on it or its articles or certificate of incorporation (or equivalent charter documents), limited liability company or partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating agreement or other management agreement, as the case may be, or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its property, is bound, or (ii) conflict with, or constitute a default under, or result in, or require, the creation or imposition of any Lien in, of or on its property pursuant to the terms of, any such indenture, instrument or agreement (other than any Loan Document). No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by it, is required to be obtained by it in connection with the execution, delivery and performance by it of, or the legality, validity, binding effect or enforceability against it of, this Guaranty.
In addition to the foregoing, each of the Guarantors covenants that, so long as any Lender has any Commitment outstanding under the Loan Agreement or any amount payable under the Loan Agreement or any other Guaranteed Obligations shall remain unpaid, it will, and, if necessary, will enable the Borrower to, fully comply with those covenants and agreements of the Borrower applicable to such Guarantor set forth in the Loan Agreement unless and until it is no longer a Material Domestic Subsidiary.
SECTION 3.    The Guaranty. Each of the Guarantors hereby unconditionally guarantees, jointly with the other Guarantors and severally, the full and punctual payment and performance when due (whether at stated maturity, upon acceleration or otherwise) of the Obligations, including, without limitation, (i) the principal of and interest on each Loan made to the Borrower pursuant to the Loan Agreement, (ii) all obligations of the Borrower owing to any Lender or any affiliate of any Lender under any Swap Agreement or Banking Services Agreement, (iii) all other amounts payable by the Borrower or any of its Subsidiaries under the Loan Agreement, any Swap Agreement, any Banking Services Agreement and the other Loan Documents and (iv) the punctual and faithful performance, keeping, observance, and fulfillment by the Borrower of all of the agreements, conditions, covenants, and obligations of the Borrower contained in the Loan Documents (all of the foregoing being referred to collectively as the “Guaranteed Obligations” (provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Guarantor of any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor) and the holders from time to time of the Guaranteed Obligations being referred to collectively as the “Holders of Guaranteed Obligations”). Upon (x) the failure by the Borrower or any of its Affiliates, as applicable, to pay punctually any such amount or perform such obligation, and (y) such failure continuing beyond any applicable grace or notice and cure period, each of the Guarantors agrees that it shall forthwith on demand pay such amount or perform such obligation at the place and in the manner specified in the Loan Agreement, any Swap Agreement, any Banking Services Agreement or the relevant Loan Document, as the case may be. Each of the Guarantors hereby agrees that this Guaranty is an absolute,

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irrevocable and unconditional guaranty of payment and is not a guaranty of collection. Notwithstanding any other provision of this Guaranty, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution that such Guarantor may have under this Guaranty, any other agreement or applicable law shall be taken into account.
SECTION 4.    Guaranty Unconditional. The obligations of each of the Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
(A)    any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;
(B)    any modification or amendment of or supplement to the Loan Agreement, any Swap Agreement, any Banking Services Agreement or any other Loan Document, including, without limitation, any such amendment that may increase the amount of, or the interest rates applicable to, any of the Obligations guaranteed hereby;
(C)    any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations;
(D)    any change in the corporate, partnership or other existence, structure or ownership of the Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of the Borrower or any other guarantor of any of the Guaranteed Obligations;
(E)    the existence of any claim, setoff or other rights that the Guarantors may have at any time against the Borrower, any other guarantor of any of the Guaranteed Obligations, the Administrative Agent, any Holder of Guaranteed Obligations or any other Person, whether in connection herewith or in connection with any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
(F)    the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against the Borrower or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Loan Agreement, any Swap Agreement, any Banking

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Services Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by the Borrower or any other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations or otherwise affecting any term of any of the Guaranteed Obligations;
(G)    the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any;
(H)    the election by, or on behalf of, any one or more of the Holders of Guaranteed Obligations, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;
(I)    any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code;
(J)    the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of the Holders of Guaranteed Obligations or the Administrative Agent for repayment of all or any part of the Guaranteed Obligations;
(K)    the failure of any other guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof; or
(L)    any other act or omission to act or delay of any kind by the Borrower, any other guarantor of the Guaranteed Obligations, the Administrative Agent, any Holder of Guaranteed Obligations or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 4, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder except as provided in Section 5.
SECTION 5.    Discharge Only Upon Payment In Full: Reinstatement In Certain Circumstances. Each of the Guarantors’ obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been paid in full in cash and the Commitments shall have terminated or expired. If at any time any payment of the principal of or interest on any Loan or any other amount payable by the Borrower or any other party under the Loan Agreement, any Swap Agreement, any Banking Services Agreement or any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, each of the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time. The parties hereto acknowledge and agree that each of the Guaranteed Obligations shall be due and payable in the same currency as such Guaranteed Obligation is denominated.
SECTION 6.    General Waivers; Additional Waivers.
(A)    General Waivers. Each of the Guarantors irrevocably waives acceptance hereof, presentment, demand or action on delinquency, protest, the benefit of any statutes of limitations and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other guarantor of the Guaranteed Obligations, or any other Person.

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(B)    Additional Waivers. Notwithstanding anything herein to the contrary, each of the Guarantors hereby absolutely, unconditionally, knowingly, and expressly waives:
(i)    any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;
(ii)    (a) notice of acceptance hereof; (b) notice of any loans or other financial accommodations made or extended under the Loan Documents or the creation or existence of any Guaranteed Obligations; (c) notice of the amount of the Guaranteed Obligations, subject, however, to each Guarantor’s right to make inquiry of Administrative Agent and Holders of Guaranteed Obligations to ascertain the amount of the Guaranteed Obligations at any reasonable time; (d) notice of any adverse change in the financial condition of the Borrower or of any other fact that might increase such Guarantor’s risk hereunder; (e) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents; (f) notice of any Default or Event of Default; and (g) all other notices (except if such notice is specifically required to be given to such Guarantor hereunder or under the Loan Documents) and demands to which each Guarantor might otherwise be entitled;
(iii)    its right, if any, to require the Administrative Agent and the other Holders of Guaranteed Obligations to institute suit against, or to exhaust any rights and remedies which the Administrative Agent and the other Holders of Guaranteed Obligations has or may have against, the other Guarantors or any third party, or against any collateral provided by the other Guarantors, or any third party; and each Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid) of the other Guarantors or by reason of the cessation from any cause whatsoever of the liability of the other Guarantors in respect thereof;
(iv)    (a) any rights to assert against the Administrative Agent and the other Holders of Guaranteed Obligations any defense (legal or equitable), set-off, counterclaim, or claim that such Guarantor may now or at any time hereafter have against the other Guarantors or any other party liable to the Administrative Agent and the other Holders of Guaranteed Obligations; (b) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guaranteed Obligations or any security therefor; (c) any defense such Guarantor has to performance hereunder, and any right such Guarantor has to be exonerated, arising by reason of: the impairment or suspension of the Administrative Agent’s and the other Holders of Guaranteed Obligations’ rights or remedies against the other Guarantors; the alteration by the Administrative Agent and the other Holders of Guaranteed Obligations of the Guaranteed Obligations; any discharge of the other Guarantors’ obligations to the Administrative Agent and the other Holders of Guaranteed Obligations by operation of law as a result of the Administrative Agent’s and the other Holders of Guaranteed Obligations’ intervention or omission; or the acceptance by the Administrative Agent and the other Holders of Guaranteed Obligations of anything in partial satisfaction of the Guaranteed Obligations; and (d) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement thereof, and any act that shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor’s liability hereunder; and
(v)    any defense arising by reason of or deriving from (a) any claim or defense based upon an election of remedies by the Administrative Agent and the other Holders of Guaranteed

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Obligations; or (b) any election by the Administrative Agent and the other Holders of Guaranteed Obligations under Section 1111(b) of Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect (or any successor statute), to limit the amount of, or any collateral securing, its claim against the Guarantors.
SECTION 7.    Subordination of Subrogation; Subordination of Intercompany Indebtedness.
(A)    Subordination of Subrogation. Until the Guaranteed Obligations have been fully and finally performed and indefeasibly paid in full in cash, the Guarantors (i) shall have no right of subrogation with respect to such Guaranteed Obligations and (ii) waive any right to enforce any remedy that Holders of Guaranteed Obligations or the Administrative Agent now have or may hereafter have against the Borrower, any endorser or any guarantor of all or any part of the Guaranteed Obligations or any other Person, and the Guarantors waive any benefit of, and any right to participate in, any security or collateral given to the Holders of Guaranteed Obligations and the Administrative Agent to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of the Borrower to the Holders of Guaranteed Obligations. Should any Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights, each Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that such Guarantor may have to the indefeasible payment in full in cash of the Guaranteed Obligations and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until the Guaranteed Obligations are indefeasibly paid in full in cash. Each Guarantor acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the other Holders of Guaranteed Obligations and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Administrative Agent, the other Holders of Guaranteed Obligations and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 7(A).
(B)    Subordination of Intercompany Indebtedness. Each Guarantor agrees that any and all claims of such Guarantor against the Borrower or any other Guarantor hereunder (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations; provided that, as long as no Event of Default has occurred and is continuing, such Guarantor may receive payments of principal and interest from any Obligor with respect to Intercompany Indebtedness. Notwithstanding any right of any Guarantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Guarantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Holders of Guaranteed Obligations and the Administrative Agent in those assets. No Guarantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Guaranteed Obligations shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document, any Swap Agreement or any Banking Services Agreement have been terminated. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets

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of any such Obligor are sold (each such event being herein referred to as an “Insolvency Event”), then any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Guarantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations, due or to become due, until such Guaranteed Obligations shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Guarantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations and the termination of all financing arrangements pursuant to any Loan Document among the Borrower and the Holders of Guaranteed Obligations, such Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Guaranteed Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Holders of Guaranteed Obligations, in precisely the form received (except for the endorsement or assignment of the Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Guarantor as the property of the Holders of Guaranteed Obligations. If any such Guarantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same. Each Guarantor agrees that until the Guaranteed Obligations (other than the contingent indemnity obligations) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document among the Borrower and the Holders of Guaranteed Obligations have been terminated, no Guarantor will assign or transfer to any Person (other than the Administrative Agent) any claim any such Guarantor has or may have against any Obligor.
SECTION 8. Contribution with Respect to Guaranteed Obligations.
(A)    To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount that otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guaranteed Obligations and termination of the Loan Agreement, the Swap Agreements and the Banking Services Agreements, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
(B)    As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.
(C)    This Section 8 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 8 is intended to or shall impair the obligations of the Guarantors,

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jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.
(D)    The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.
(E)    The rights of the indemnifying Guarantors against other Guarantors under this Section 8 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash and the termination of the Loan Agreement, the Swap Agreements and the Banking Services Agreements.
SECTION 9.    Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under the Loan Agreement, any Swap Agreement, any Banking Services Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of the Loan Agreement, any Swap Agreement, any Banking Services Agreement or any other Loan Document shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the Administrative Agent.
SECTION 10.    Notices. All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in Article IX of the Loan Agreement with respect to the Administrative Agent at its notice address therein and with respect to any Guarantor, in care of the Borrower at the address of the Borrower set forth in the Loan Agreement or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the Administrative Agent in accordance with the provisions of such Article IX.
SECTION 11.    No Waivers. No failure or delay by the Administrative Agent or any other Holder of Guaranteed Obligations in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Loan Agreement, any Swap Agreement, any Banking Services Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.
SECTION 12.    Successors and Assigns. This Guaranty is for the benefit of the Administrative Agent and the other Holders of Guaranteed Obligations and their respective successors and permitted assigns; provided, that no Guarantor shall have any right to assign its rights or obligations hereunder without the consent of all of the Lenders, and any such assignment in violation of this Section 12 shall be null and void; and in the event of an assignment of any amounts payable under the Loan Agreement, any Swap Agreement, any Banking Services Agreement or the other Loan Documents in accordance with the respective terms thereof, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty shall be binding upon each of the Guarantors and their respective successors and assigns.
SECTION 13.    Changes in Writing. Other than in connection with the addition of additional Subsidiaries, which become parties hereto by executing a supplement hereto in the form attached as Annex I, neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by each of the Guarantors and the Administrative Agent.
SECTION 14.    GOVERNING LAW. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

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SECTION 15.    CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL; IMMUNITY.
(A)    CONSENT TO JURISDICTION. EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AND EACH GUARANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY GUARANTOR AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS GUARANTY OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN THE CITY OF NEW YORK.
(B)    WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER AND FURTHER WAIVES ANY RIGHT TO INTERPOSE ANY COUNTERCLAIM RELATED TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY IN SUCH ACTION.
(C)    TO THE EXTENT THAT ANY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), EACH GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY.
SECTION 16.    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.
SECTION 17.    Taxes, Expenses of Enforcement, etc.
(A)    Taxes.
(i)    Each payment by any Guarantor hereunder or under any promissory note shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Guarantor determines, in its sole discretion exercised in good faith, that it

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is so required to withhold Taxes, then such Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by the Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.
(ii)    In addition, such Guarantor shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(iii)    As soon as practicable after any payment of Indemnified Taxes by any Guarantor to a Governmental Authority, such Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(iv)    The Guarantors shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts payable under this Section 17(A)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 17(A) shall be paid within ten (10) days after the Recipient delivers to any Guarantor a certificate stating the amount of any Indemnified Taxes so payable by such Recipient. Such certificate shall be conclusive of the amount so payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent. In the case of any Lender making a claim under this Section 17(A) on behalf of any of its beneficial owners, an indemnity payment under this Section 17(A) shall be due only to the extent that such Lender is able to establish that, with respect to the applicable Indemnified Taxes, such beneficial owners supplied to the applicable Persons such properly completed and executed documentation necessary to claim any applicable exemption from, or reduction of, such Indemnified Taxes.
(v)    By accepting the benefits hereof, each Lender agrees that it will comply with Section 2.17(f) of the Loan Agreement.
(B)    Expenses of Enforcement, Etc. The Guarantors agree to reimburse the Administrative Agent and the other Holders of Guaranteed Obligations for any reasonable costs and out-of-pocket expenses (including attorneys’ fees) paid or incurred by the Administrative Agent or any other Holder of Guaranteed Obligations in connection with the collection and enforcement of amounts due under the Loan Documents, including without limitation this Guaranty.
SECTION 18.    Setoff. At any time after all or any part of the Guaranteed Obligations have become due and payable (by acceleration or otherwise), each Holder of Guaranteed Obligations (including the Administrative Agent) may, without notice to any Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply in accordance with the terms of the Loan Agreement toward the payment of all or any part of the Guaranteed Obligations (i) any indebtedness due or to become due from such Holder of Guaranteed Obligations or the Administrative Agent to any Guarantor, and (ii) any moneys, credits or other property belonging to any Guarantor, at any time held by or coming

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into the possession of such Holder of Guaranteed Obligations (including the Administrative Agent) or any of their respective affiliates.
SECTION 19.    Financial Information. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower and any and all endorsers and/or other Guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that none of the Holders of Guaranteed Obligations (including the Administrative Agent) shall have any duty to advise such Guarantor of information known to any of them regarding such condition or any such circumstances. In the event any Holder of Guaranteed Obligations (including the Administrative Agent), in its sole discretion, undertakes at any time or from time to time to provide any such information to a Guarantor, such Holder of Guaranteed Obligations (including the Administrative Agent) shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information that such Holder of Guaranteed Obligations (including the Administrative Agent), pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.
SECTION 20.    Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.
SECTION 21.    Merger. This Guaranty represents the final agreement of each of the Guarantors with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between the Guarantor and any Holder of Guaranteed Obligations (including the Administrative Agent).
SECTION 22.    Headings. Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.
SECTION 23.    Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Guarantor hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Guarantor in respect of any sum due hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by any Holder of Guaranteed Obligations (including the Administrative Agent), as the case may be, of any sum adjudged to be so due in such other currency such Holder of Guaranteed Obligations (including the Administrative Agent), as the case may be, may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Holder of Guaranteed Obligations (including the Administrative Agent), as the case may be, in the specified currency, each Guarantor agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Holder of Guaranteed Obligations (including the Administrative Agent), as the case may be, against such loss, and if the amount of the specified currency

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so purchased exceeds (a) the sum originally due to any Holder of Guaranteed Obligations (including the Administrative Agent), as the case may be, in the specified currency and (b) amounts shared with other Holders of Guaranteed Obligations as a result of allocations of such excess as a disproportionate payment to such other Holder of Guaranteed Obligations under Section 2.18 of the Loan Agreement, such Holder of Guaranteed Obligations (including the Administrative Agent), as the case may be, agrees, by accepting the benefits hereof, to remit such excess to such Guarantor.
SECTION 24.    Termination of Guaranty. The obligations of any Guarantor under this Guaranty shall automatically terminate in accordance with Section 9.14 of the Loan Agreement.
SECTION 25.    Limitation of Guaranty. Notwithstanding any other provision of this Guaranty, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Guarantor may have under this Guaranty, any other agreement or applicable law shall be taken into account.
SECTION 26.    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of Specified Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 26 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 26 or otherwise under this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 26 shall remain in full force and effect until a discharge of such Qualified ECP Guarantor’s Guaranteed Obligations in accordance with the terms hereof and the other Loan Documents. Each Qualified ECP Guarantor intends that this Section 26 constitute, and this Section 26 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. As used herein, “Qualified ECP Guarantor” means, in respect of any Specified Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes or would become effective with respect to such Specified Swap Obligation or such other Person as constitutes an ECP and can cause another Person to qualify as an ECP at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
SECTION 27.    Counterparts. This Guaranty may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Guaranty by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Guaranty. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Guaranty and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National

12

Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Remainder of Page Intentionally Blank.

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IN WITNESS WHEREOF, each of the Initial Guarantors has caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.

[GUARANTORS]

By:___________________________________
Name:
Title:

14

Acknowledged and Agreed
as of the date first written above:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:_____________________________________
Name:
Title:

15

ANNEX I TO GUARANTY
Reference is hereby made to the Guaranty (the “Guaranty”) made as of October [__], 2013, by and among [GUARANTORS TO COME] (the “Initial Guarantors” and along with any additional Subsidiaries of the Borrower, which become parties thereto and together with the undersigned, the “Guarantors”) in favor of the Administrative Agent, for the ratable benefit of the Holders of Guaranteed Obligations, under the Loan Agreement. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Guaranty. By its execution below, the undersigned [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company] (the “New Guarantor”), agrees to become, and does hereby become, a Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Section 2 of the Guaranty are true and correct in all respects as of the date hereof.
IN WITNESS WHEREOF, New Guarantor has executed and delivered this Annex I counterpart to the Guaranty as of this __________ day of _________, 20___.

[NAME OF NEW GUARANTOR]

By:_____________________________
Its:

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EXHIBIT I-1

FORM OF U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Loan Agreement dated as of October 28, 2013 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Universal Corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
Pursuant to the provisions of Section 2.17 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]

By:______________________________________
Name:
Title:

Date: __________, 20[__]

EXHIBIT I-2

FORM OF U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Loan Agreement dated as of October 28, 2013 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Universal Corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
Pursuant to the provisions of Section 2.17 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Loan Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]

By:______________________________________
Name:
Title:
Date: ________ __, 20[__]

EXHIBIT I-3

FORM OF U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Loan Agreement dated as of October 28, 2013 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Universal Corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
Pursuant to the provisions of Section 2.17 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with a certificate of its non- U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]

By:______________________________________
Name:
Title:

Date: ________ __, 20[__]

EXHIBIT I-4

FORM OF U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Loan Agreement dated as of October 28, 2013 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Universal Corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
Pursuant to the provisions of Section 2.17 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]

By:______________________________________
Name:
Title:

Date: ________ __, 20[__]

EXHIBIT J

FORM OF OFFICER’S CERTIFICATE
Officer’s Compliance Certificate

This Certificate is delivered in accordance with the provisions of Section 5.02(a) of that Loan Agreement, dated as of October 28, 2013 (as amended, modified and supplemented, the “Loan Agreement”) among Universal Corporation, a Virginia corporation, the Lenders identified therein and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms used but not otherwise defined herein shall have the same meanings provided in the Loan Agreement.

The undersigned, being a Responsible Officer of Universal Corporation, a Virginia corporation, hereby certifies, in my official capacity and not in my individual capacity, that to the best of my knowledge and belief:

(a)    the financial statements, whether attached or otherwise provided in accordance with the requirements of Section 5.01 of the Loan Agreement, fairly present the financial condition of the parties covered by such financial statements in all material respects for the period and as of the date specified therein;

(b)    during such period each of the Loan Parties has observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects the conditions, contained in the Loan Agreement to be observed, performed, or satisfied by it (except to the extent waived in accordance with the Loan Agreement);

(c)    No Default or Event of Default has occurred and is continuing except to the extent waived in accordance with the provisions of the Loan Agreement; and

(d)    attached hereto are detailed calculations demonstrating compliance with the financial covenants set out in Section 5.07 of the Loan Agreement.

This ____ day of _________, 20___.

UNIVERSAL CORPORATION

By:_________________________
Name:
Title:

Attachment to Officer’s Certificate

Computation of Financial Covenants

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EXHIBIT K

FORM OF ACCOUNT DESIGNATION LETTER
[Date]

JPMorgan Chase Bank, N.A. as Administrative Agent
For the Lenders referred to below
10 South Dearborn Street, 7th Floor
Chicago, Illinois 60603
Attention: Darren Cunningham
Telecopy No.: (888) 292-9533

Ladies and Gentlemen:

This Account Designation Letter is delivered to you by UNIVERSAL CORPORATION (the “Company”), a Virginia corporation, under Section 2.07 of the Loan Agreement, dated as of October 28, 2013, (as amended, restated or otherwise modified from time to time, the “Loan Agreement”), by and among the Company, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as administrative agent (the “Administrative Agent”).

The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account (the “Designated Account”), unless the Company shall designate, in writing to the Administrative Agent, one or more other accounts:

[Bank]
[Location]
[Account name]
[Account Number]
[ABA Number]

Any one (1) of the following persons are hereby authorized and empowered to borrow and draw upon the Loan Agreement provided that sums borrowed are deposited into the Designated Account:

NAME	SIGNATURE	TITLE	NAME	SIGNATURE	TITLE
	___________			___________
	___________			___________
	___________			___________

This Account Designation Letter may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

IN WITNESS WHEREOF, the undersigned has executed this Account Designation Letter as of the day and year set forth above.

                        UNIVERSAL CORPORATION

By:________________________
Name:
Title:

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